UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐

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☐	Soliciting Material under §240.14a-12

MISSION PRODUCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MISSION PRODUCE, INC.
2710 Camino Del Sol
Oxnard, California 93030

February 24, 2026
Dear fellow stockholders:
I would like to cordially invite you to attend the 2026 Annual Meeting of Stockholders of Mission Produce, Inc. to be held virtually via live webcast on April 9, 2026, at 1:30 p.m., Pacific Time. You can attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVO2026.
We have decided to hold the Annual Meeting virtually again as it (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting.
At the Annual Meeting you will be asked to (i) elect three Class III director nominees for three-year terms, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026; and (iv) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Your vote is important to us. Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. We encourage you to vote promptly and submit your proxy via the Internet, by telephone, or by completing and mailing a proxy card.
On behalf of our Board of Directors, we thank you for your continued support of the Company.
Sincerely,

Stephen J. Barnard
Chief Executive Officer

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
February 24, 2026
Date and Time: The 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) of Mission Produce, Inc. will be held on Thursday, April 9, 2026, at 1:30 p.m. Pacific Time.
Location and Attendance: Our 2026 Annual Meeting will be held solely by remote communication via an online platform. You will be able to attend the 2026 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2026 and using your control number which can be found on your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Please read “GENERAL INFORMATION” in the accompanying proxy statement.
Record Date: February 10, 2026. Stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the 2026 Annual Meeting and any continuation, postponement, or adjournment thereof.
We intend to mail the Notice Regarding the Availability of Proxy Materials, or the Proxy Statement and proxy card, as applicable, commencing on February 24, 2026 to all stockholders of record entitled to vote at the 2026 Annual Meeting.
Items of Business: At the 2026 Annual Meeting, you will be asked to:
1.
Elect three Class III directors to the Board of Directors for a three-year term expiring at the 2029 annual meeting of stockholders. The nominees for election to the Board of Directors are Stephen J. Barnard, Linda B. Segre, and Laura Flanagan.

2.	Approve, on an advisory basis, the compensation of our named executive officers.
3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026.
4.	Transact such other business as may properly come before the 2026 Annual Meeting or any continuation, postponement, or adjournment thereof.
Voting: Regardless of whether you plan to attend the 2026 Annual Meeting, it is important that your shares be represented and voted. Please read the proxy statement, and the Notice of Internet Availability of Proxy Materials or proxy card, as applicable, with care and follow the voting instructions to ensure that your shares are represented. We encourage you to submit your proxy as soon as possible by Internet, telephone, or by signing, dating, and returning your proxy card or voter instruction form provided to you.
By order of the Board of Directors,

Joanne C. Wu
General Counsel and Secretary
Oxnard, California
February 24, 2026

PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This Proxy Statement is furnished in connection with the solicitation of proxies, on behalf of the Board of Directors of Mission Produce, Inc., a Delaware corporation (“we,” “our,” the “Company” or “Mission”), for use at our 2026 Annual Meeting of Stockholders (“2026 Annual Meeting”) to be held on Thursday, April 9, 2026, at 1:30 p.m. Pacific Time, or at any adjournment or postponement thereof. At the 2026 Annual Meeting, you will be asked to consider and vote on the matters described in this Proxy Statement. The 2026 Annual Meeting will be held virtually on the Internet. You will be able to attend the 2026 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2026. Only common stockholders of record at the close of business on February 10, 2026, which is the record date for the 2026 Annual Meeting, are permitted to vote at the 2026 Annual Meeting and any adjournment or postponement thereof.
This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement carefully before voting.
We intend to mail the Notice Regarding the Availability of Proxy Materials (“Notice”), or the Proxy Statement and proxy card, as applicable, on February 24, 2026, to all stockholders of record entitled to vote at the 2026 Annual Meeting.
2026 Annual Meeting

Meeting Date and Time	April 9, 2026, at 1:30 p.m. Pacific Time

Record Date	February 10, 2026

Location
Virtual live webcast. You will be able to attend the 2026 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2026. Further information regarding attendance, including how to access the virtual meeting, is set forth in the “GENERAL INFORMATION” section of the Proxy Statement.

Voting Matters and Board of Directors Recommendations

Proposal #	Item	Board Recommendation	Page Reference
1	Election of Directors	FOR each nominee	11
2	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)	FOR	62
3	Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2026	FOR	63

How to Vote

By Internet. You may submit a proxy over the Internet at www.proxyvote.com before 11:59 p.m. Eastern time on April 8, 2026. You will need to have your control number that appears on your Notice, voting instruction form or proxy card.

By Telephone. You may submit a proxy over the telephone by calling 1-800-690-6903. Use any touch-tone telephone to transmit your vote before 11:59 p.m. Eastern Time on April 8, 2026. You will need to have your control number that appears on your Notice, voting instruction form or proxy card.

By Mail. Mark, sign, and date the proxy card provided to you (if you received a paper copy of the proxy) and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You do not need to mail the proxy card if you are submitting your proxy by internet or telephone.

At the Meeting. To vote at the 2026 Annual Meeting, visit www.virtualshareholdermeeting.com/AVO2026. You will need the control number that appears on your Notice, proxy card, or voting instruction form to log on and vote at the virtual 2026 Annual Meeting. Please see “General Information” in this proxy statement for more information.

Important Notice Regarding Availability of Proxy Materials for the 2026 Annual Meeting to be held on April 9, 2026. This Proxy Statement and 2025 Annual Report and form proxy card are available at www.proxyvote.com. You are encouraged to read these materials before you vote.

Fiscal 2025 Business and Leadership Transition Highlights
The Company delivered another strong year of performance in 2025, building upon the significant improvement in financial performance achieved in fiscal year 2024.

$1.39 Billion Revenues	$56.2 Million Adjusted Net Income (attributable to the Company)	$110.8 Million Adjusted EBITDA	$88.6 Million Cash Flow from Operations

•
Achieved record revenue of $1.39 billion compared to $1.23 billion for fiscal 2024, a 13% increase, driven by strong execution in Marketing & Distribution and significantly higher yields from owned Peruvian orchards in International Farming.

•
Net income attributable to the Company, which reflects net income less the net income attributable to the non-controlling interest of our third party joint venture partner related to the blueberry business segment, increased 3% to $ 37.7 million, or $0.53 per diluted share, compared to $36.7 million or $0.52 per diluted share last year.

•
Adjusted net income attributable to the Company which reflects adjusted net income less the portion attributable to the non-controlling interest held by our third party joint venture partner related to the blueberry business segment (“Adjusted Net Income”) increased by 6% to $56.2 million, or $0.79 per diluted share, compared to $52.8 million, or $0.74 per diluted share, in the prior year (see Exhibit A for Adjusted Net Income Per Share reconciliation).

•
Generated $110.8 million in adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) (see Exhibit B for Adjusted EBITDA reconciliation) compared to $107.8 million for fiscal 2024, an increase of 3%, driven by higher gross profit from improved avocado and mango yields in our International Farming segment, while higher volume sold in our Marketing & Distribution segment was partially offset by lower per-unit margins.

•	Cash Flow from operations for fiscal 2025 was $88.6 million compared to $93.4 million for fiscal 2024.
Leadership Transitions
In December 2025, the Company announced that, as part of the Company’s ongoing commitment to strong corporate governance and long-term strategic planning, the Company’s long-time Chief Executive Officer and founder will be transitioning to the role of Executive Chairman, effective at the conclusion of the 2026 Annual Meeting. In his new capacity, he will continue to play a pivotal role in guiding the Company’s vision and strategic direction. He will be succeeded as Chief Executive Officer by our current President and Chief Operating Officer, John M. Pawlowski, who joined the company in April 2024. Mr. Pawlowski will not be appointed to the Board of Directors at this time. As part of our leadership transitions, Linda B. Segre has been appointed by the Board of Directors to serve as the lead independent director effective at the conclusion of the 2026 Annual Meeting. These leadership transitions reflect our confidence in the strength and depth of our leadership team and our continued focus on delivering value to shareholders.
In addition, on November 1, 2025, Juan A. Wiesner, President of Central and South America, departed from the Company. Simón González, formerly the Vice President, Operations for our Peruvian operations, was promoted to Senior Vice President, International Farming and Industrial Operations, a non-executive officer position, upon Mr. Wiesner’s departure.
Corporate Governance and Board of Directors Highlights
Our Board of Directors is committed to the pursuit of board refreshment and balanced tenure. Our Board of Directors has actively focused on refreshing the composition and expertise of the Board of Directors over the last several years to better align with the Company’s status as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the independence and diversity of the Board of Directors. Most recently:
•	in 2023, we appointed Tony Bashir Sarsam to our Board of Directors; and
•	in 2025, we appointed Michael B. Sims, Laura Flanagan, and Douglas M. Stone to our Board of Directors.
Stephen A. Beebe, our Chairman of the Board of Directors, will retire from the Board of Directors effective at the conclusion of the 2026 Annual Meeting. Additionally, Bonnie C. Lind, a Class III director, is not standing for re-election to the Board of Directors at the 2026 Annual Meeting.

Therefore, at the conclusion of the 2026 Annual Meeting, our Board of Directors will be comprised of nine directors, 56% of whom will have been appointed in the last six years. The median tenure of our directors, excluding our founder, Stephen J. Barnard, who has served on the Board of Directors since the Company’s inception in 1983, is approximately six years.

Years of Service
Barnard
Flanagan
Gonzales
Pack
Sarsam
Segre
Sims
Stone
Taylor
Median
Average (excl. Barnard)
Average
0
5
10
15
20
25
30
35
40
45
50

Our Board of Directors recognizes that the Company’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:

CORPORATE GOVERNANCE BEST PRACTICES
✔	Separate Chairman and CEO roles	✔	Annual Board and committee evaluation process
✔	Director Resignation Policy	✔	Strong Governance Guidelines and committee charters
✔	Lead independent director (when Chairman is not independent)	✔	Strong stock ownership guidelines for directors and officers
✔	100% independent Board committees	✔	Annual Sustainability Report
✔	Balance of expertise amongst directors	✔	Strong cybersecurity governance and protections
✔	Majority independent directors	✔	Balanced director tenure and ongoing refreshment
✔	Regular executive sessions	✔	Enterprise risk management framework overseen by Audit Committee
✔	Annual compensation risk analysis overseen by Compensation Committee

Executive Compensation Highlights
Fiscal 2025 Executive Compensation Program
The Compensation Committee believes that our executive compensation program should be designed to motivate and reward the executive team to successfully execute our long-term strategy and to drive stockholder value. Fundamentally, we believe that pay should be linked to performance – that executives and long-term stockholders alike should benefit from our success and growth on the one hand, and that executive compensation should reflect moderated levels of compensation during periods of financial underperformance on the other. In addition, we design our executive compensation program to recognize the value of our management team and ensure that the overall compensation mix drives strong retention and recruitment.

For fiscal 2025, our executive compensation program consisted of four components:

Type	Element	Performance Period	Objective
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Cash Incentive	Annual	Rewards achievement based primarily on pre-established Adjusted EBITDA goals and, to a significantly lesser extent for certain NEOs, individual performance
Performance-based – 50% of Annual Equity Grant Value	Three-year Performance-Based Share Units (“PSUs”)	Long-Term	Supports the achievement of pre-established cumulative Adjusted Net Income per share goals that drive the creation of long-term, sustainable stockholder value
Time-based – 50% of Annual Equity Grant Value	Restricted Stock Units (“RSUs”)	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle

2025 Compensation Determinations
For 2025, the Compensation Committee increased the base salary for our Chief Executive Officer (“CEO”), Stephen J. Barnard, President and Chief Operating Officer, John M. Pawlowski, and General Counsel and Secretary, Joanne C. Wu, by 4%, in line with the cost of living increases for employees at-large. For the Chief Financial Officer, Bryan E. Giles, the Compensation Committee increased his base salary by 4.7% to bring Mr. Giles more in line with the median of the peer group. For our President of Central and South America, the Compensation Committee approved an increase of 3%. Decisions were made based on factors such as pay equity, market competitiveness, and individual performance.
For fiscal 2025, target bonus opportunity under the annual cash incentive plan ranged from 100% of base salary for Mr. Barnard and Mr. Pawlowski to 75% of base salary for Mr. Giles and Ms. Wu. For Mr. Barnard, our 2025 annual cash incentive plan was 100% tied to Company achievement of Adjusted EBITDA performance metrics. For Mr. Pawlowski, Mr. Giles, and Ms. Wu, the 2025 annual cash incentive plan comprised two components: 80% of target bonus opportunity was based on achievement of Adjusted EBITDA metrics and 20% was based on individual performance assessed at fiscal year-end.
As discussed above, the Company achieved strong financial performance in 2025, resulting in achievement at 110.76% and an earnout of 121.5% of target under the annual cash incentive plan component tied to Company performance (Adjusted EBITDA). Mr. Barnard’s payout was entirely based on such Company performance; thus, he received a payout of 121.5% of his target bonus opportunity. For the 20% of the annual cash incentive based on individual performance, Mr. Pawlowski, Mr. Giles, and Ms. Wu received a payout at 20%, resulting in an overall payout of 117% of target bonus opportunity. The Compensation Committee believes the payouts for 2025 appropriately rewarded the management team for the Company’s delivery of another year of strong performance and successful operational execution. We believe this demonstrates a steadfast commitment to our pay-for-performance philosophy.
As in prior years, Mr. Wiesner did not participate in our annual cash incentive plan. Rather, the Compensation Committee approved a bonus potential of up to 25% of Mr. Wiesner base salary, subject to the CEO’s assessment of Mr. Wiesner’s performance at the completion of the fiscal year-end. Mr. Wiesner departed from the Company on November 1, 2025 and was not paid a bonus for fiscal 2025.
The following table sets forth the amounts paid under our 2025 annual cash incentive plan:

NEO	2025 Annual Cash Incentive Plan Payouts
Stephen J. Barnard	$1,010,880
John M. Pawlowski	$731,328
Bryan E. Giles	$448,290
Joanne C. Wu	$411,372

For fiscal 2025, we continued with our long-term equity incentive program that was initially adopted commencing with our 2022 fiscal year. Our 2025 equity grants were split 50/50 between RSUs and PSUs. The Compensation Committee believes PSUs create a direct tie between compensation and Company financial performance and foster long-term stockholder value creation, while the RSUs provide important retention value and a tie to our stock price performance. The 2025-2027 PSUs, consistent with prior PSU programs, are earned based on achievement of pre-established cumulative adjusted net income per share attributable to the Company (“Cumulative Adjusted Net Income Per Share”) goals over a three-year performance period of November 1, 2024, the first day of our fiscal 2025 year, to October 31, 2027, the last day of our fiscal 2027 year. Our RSUs vest ratably over a three-year period subject to continued service through the vesting date.
Our 2025 long-term equity awards were granted in January 2025 with the following values, which were informed in part by our peer group and compensation survey data. Notably, the equity award values for all NEOs remained the same compared to prior year grants and below the median of our peer group. These awards were determined following review of our fiscal 2024 performance and reflect our pay-for-performance philosophy.

NEO	Fiscal 2025 Total Equity Award Value	Fiscal 2025 RSUs Award Value (50% of total)	Fiscal 2025 PSUs Award Value (50% of total)
Stephen J. Barnard	$1,200,000	$600,000	$600,000
John M. Pawlowski	$1,000,000	$500,000	$500,000
Bryan E. Giles	$680,000	$340,000	$340,000
Joanne C. Wu	$500,000	$250,000	$250,000
Juan A. Wiesner(1)	$200,000	$100,000	$100,000

(1)
In connection with his departure from the Company effective November 1, 2025, Mr. Weisner forfeited these RSUs, and the PSUs will be earned based on actual performance through the end of the performance period, pro-rated for time served (one year) during the performance period.

This fiscal year marked the end of the performance period for our 2023-2025 PSU program which commenced on November 1, 2022 and ended on October 31, 2025. The Company achieved Cumulative Adjusted Net Income Per Share of $1.72 for the three-year performance period, or 122% of target ($1.41). As such, 174% of target PSUs were earned for the 2023-2025 performance period.

Name	Grant Date Value of PSUs at Target	Number of PSUs at Grant Date Value	Achievement based on Cumulative Adjusted Net Income Per Share over 3-year performance period	PSU Earnout of 174% in shares	Value of Shares Earned based on Closing Stock Price of $11.52 at 10/31/25
Stephen J. Barnard	$687,119	57,887	122%	100,723	$1,160,329
John M. Pawlowski	n/a	n/a	n/a	n/a	n/a
Bryan E. Giles	$233,625	19,682	122%	34,247	$394,525
Juan A. Wiesner	$171,783	14,472	122%	25,181	$290,085
Joanne C. Wu	$171,783	14,472	122%	25,181	$290,085

Executive Compensation Best Practices
We maintain the following executive compensation best practices:
✔
Strong stock ownership guidelines, requiring our Chief Executive Officer to hold 5x, our Chief Financial Officer and President and Chief Operating Officer, 3x, and our other NEOs 1x, of their base salary

✔	Prohibit short sales and hedging of the Company’s stock
✔	Approve equity award values and use a trailing 30-day average stock price from the grant date to determine number of shares granted
✔	Use a formulaic approach to setting equity award grant dates (early January for annual equity grants) to ensure earnings information has been absorbed by the market prior to grant dates
✔	Provide limited perquisites with no gross-ups (except for relocation)

✔	Annual Say on Pay vote
✔	Independent compensation consultant
✔	No defined benefit plans, pensions, or supplemental executive retirement plan benefits
✔	Cash severance benefits capped at 2x for CEO and 1.5X - 1.0X for other NEOs for change in control (CIC) related severance and non-CIC related severance, respectively
✔	Double trigger for equity award acceleration in connection with CIC and no gross ups
Shareholder Outreach
In 2025, approximately 79.14% of the votes cast supported our Say on Pay vote. Given the lower level of support compared to the Company’s prior Say on Pay votes, 97% in 2023 and 94% in 2022, we reached out to approximately 20% of our non-insider shareholders directly on the issue of executive compensation, ultimately engaging in discussions with stockholders representing approximately 9% of our non-insider shareholdings. In general, feedback was very supportive, and no major concerns were cited. Topics discussed included performance metrics and clawback policy considerations. These discussions were shared with our Compensation Committee, who considered the feedback when making compensation decisions for 2026.
In addition, our management team participated in four investor events in fiscal 2025 and had approximately 60 interactions with our investors during the year.
Our Approach to Sustainability
Our approach to sustainability focuses primarily on the following: (1) understanding the market context on sustainability for our industry and business; (2) collecting and analyzing data required to measure the impact related to Mission’s energy, emissions, waste, and water use; (3) developing a vision to help identify and define key areas of focus; (4) determining a roadmap and framework for future action steps to build upon existing progress; and (5) identifying and creating the basis for annual sustainability reporting to ensure transparency, communication, and compliance.
We focus on identifying the sustainability issues and risks that are relevant to our business and developing a comprehensive governance structure and long-term strategy to address these key risks where possible.
Oversight and Governance
Our Board of Directors and each of our committees play a role in overseeing our overall sustainability strategy, reporting, and risk management. Our Nominating and Corporate Governance Committee is responsible for overseeing our substantive sustainability matters, including initiatives, strategy and voluntary external reporting, if any. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance framework and ensures that our governance structures are evaluated and considered on an evolving basis. Our Audit Committee oversees our enterprise risk management framework and legally mandated reporting on sustainability topics. Lastly, our Compensation Committee oversees our executive compensation, compensation-related risks, and pay equity.
We have a cross-functional, executive-level sustainability council that sets our overall sustainability strategy, provides guidance on program implementation, and oversees the continuing enhancement of our approach to sustainability. Our efforts are managed on a day-to-day basis by team members who work with our subject area experts across our global footprint to ensure we are regularly evaluating current and emerging opportunities and risks from a sustainability standpoint.
Our Sustainability Pillars – People, Product, and Planet
Our sustainability framework currently centers around three key pillars – people, product, and planet. Each pillar is supported by several key focus areas that are evaluated to ensure relevance, prioritization, and risk mitigation.
People
The People pillar of our sustainability strategy focuses on two of our most important stakeholder groups: our people and the communities within which we operate.

Human Rights
We communicate our human rights standards with our supply chain partners and promote their adherence to ethical business conduct consistent with our own. We undertake efforts internally and externally to build awareness about our human rights policy, including training. We commit to treating our employees with dignity and respect by supporting the following human rights standards:
•	Right to a safe working environment that complies with applicable health and safety laws and regulations.
•	Right to a living wage by operating in compliance with applicable wage, work hours, overtime, and benefits laws and regulations.
•	Freedom from forced labor by ensuring persons are free from work or service that is compelled under the threat of penalty and which the person has not offered to perform voluntarily.
•	Freedom from child labor that is in violation of state, federal, or local laws prohibiting the employment of children under a specified age.
•	Freedom from discrimination at work based on race, color, sex, language, religion, political or other opinion, national or social origin, property, birth, or other status.
•	Respect for freedom of association and the right to collective bargaining.
We encourage individuals to report any violations of our human rights commitments via our Company-wide hotline. Additional grievance mechanisms are communicated to and available to our supply chain partners as well. The Company is committed to ensuring appropriate disciplinary measures or remediation actions are taken to address violations.
Fair Labor Standards
We are assessed by the Sedex Members Ethical Trade Audit (SMETA), which evaluates and audits compliance with proper working conditions and fair labor laws that apply to Mission personnel. This involves adhering to child labor laws, paying employees legal wages and maintaining a safe work environment. As part of our produce supplier corporate social responsibility program, we also request suppliers to submit their SMETA audits to inform supplier risk assessments.
Health & Safety
We have dedicated teams reporting directly to the executive suite who strive to improve working conditions for our people, and our Board of Directors receives multiple updates annually from management on health and safety and other relevant social matters.
Employee Engagement
Mission regularly seeks employee feedback via an employee engagement survey to better understand employee morale, satisfaction, and overall engagement. Employee engagement is also assessed and discussed as part of our enterprise risk management framework on an annual basis.
Product
Within our Product pillar, we focus on food waste and food safety, including evaluating opportunities in each focus area.
Food Safety
Food safety is a priority in growing, packing and shipping our products to market. We have a centralized department comprised of food safety and sanitation experts that manage our global food safety programs with support from local food safety representatives. We are accredited by the Brand Reputation through Compliance Global Standard (BRCGS) Food Safety Global Standard and the PrimusGFS Food Safety Audit at applicable locations throughout our global network. We have a supply chain verification program in place that works with copackers and growers to ensure marketplace compliance throughout our network.

Food Waste
At Mission, we pursue strategies to reduce food waste when and where possible. We strive to extend fruit shelf life with expert handling practices, cold storage management, and research and development studies on emerging technologies. These efforts help us enhance quality and decrease internal defects, which can promote a longer-lasting consumption period and reduced spoilage.
Planet
The Planet pillar of our sustainability strategy focuses on water management, energy and emissions management, and environmental opportunities.
Environmental Policy
•	We comply with local environmental laws and regulations applicable to our business.
•
We employ management systems and procedures designed to track and understand the use of hazardous materials, energy, and other natural resources. This is done through global utility and resources tracking, emissions calculations, and available reporting for accountability.

•	We seek opportunities to improve our environmental performance at our facilities and on our farms by establishing priorities, measuring progress, and reporting our results.
Precision Farming
On our owned farms, we employ a water management system to prevent water waste from avocado production and to meet the environmental needs of each region, including in high water stress areas. Our practices can include the use of automated drip irrigation, dendrometers to determine tree stress, and monitoring weather, soil, and plant data.
Waste Management
Across our owned facilities and farms, we work to ensure waste is appropriately discarded and seek opportunities to participate in recycling programs where possible.
Energy and Emissions
Tracking our energy usage and emissions is an important part of understanding our global carbon footprint. We utilize a comprehensive Greenhouse Gas (GHG) Inventory Management Plan to support the completion of an emissions inventory in accordance with the Greenhouse Gas Protocol. In addition, we have implemented renewable energy solutions at certain of our distribution facilities and packinghouses.

2025 Initiatives and Successes
We take a strategic approach to identifying projects and initiatives each year that fall within our sustainability pillars and address key focus areas or mitigate important sustainability risks. For 2025, our key successes included the following:

Pillar	Focus Area	Fiscal 2025 Initiatives
People	Our People	Demographics	We report on the demographic data of our global workforce, year-over-year, as part of our commitment to transparency with our stakeholders.
Supply chain management
In 2025, we developed and implemented a produce supplier corporate social responsibility program. This program includes a Produce Supplier Corporate Social Responsibility Code of Conduct which outlines our expectations of suppliers on topics including compliance with laws and regulations, human rights, health and safety, environmental management, and ethical business practices, among others. Key components of this program also include supplier audits and risk assessments covering topics related to corporate social responsibility.

	Community Investment	Charitable giving
In 2025, Mission continued to invest in the communities in which we operate, making meaningful contributions to the development of community infrastructure and resources. Through our giving, Mission contributed to causes supporting children, families, and education.

In the U.S., Mission hosted its 13th annual golf tournament to raise funds for The Mission Foundation, with the money raised going to support the communities of Ventura County and the farming industry.

In Peru, our teams executed several projects benefiting children, including providing Christmas gifts to almost 2,000 children across the Viru, Chao, Trujillo, and Olmos sectors of Peru. Our teams also provided monetary donations to local infrastructure projects covering items such as the construction of a sewer system in the Talisman sector and road maintenance and improvement in the Morrope district.

Our team in Mexico supported local festivals and provided monetary donations to a local day care to assist with meals and a pre-school promotion celebration.

Pillar	Focus Area	Fiscal 2025 Initiatives
Product	Food waste	Landfill diversion
At our packinghouse in California, we take actions to utilize fruit that enters our facility, including with respect to fruit that does not meet minimum quality standards and must be discarded. In 2025, we diverted over 2.2 million pounds of avocado food waste from landfills to a third-party processor for avocado oil production.

Employee Food Waste Management
At our corporate office and packinghouse in California, we have made available organic waste bins in all breakrooms and kitchens to provide access for employees to properly dispose of personal food waste.

	Food Safety and Quality	Food Safety Audits	In 2025, our U.K. forward distribution center underwent its second BRCGS food safety audit, achieving an AA+ rating with zero non-conformances.
Planet	Energy and Emissions	Carbon sequestration
In 2025, our Company partnered with Bircham International University in cooperation with Escuela Superior de Ciencias Ambientales de Guatemala to conduct a carbon sequestration evaluation on our farm in Guatemala. The results of the assessment showed that our Guatemalan farm annually sequesters 7,700 tons of CO2.

Renewable energy
At our U.K. forward distribution center, our solar panels generated 441,400 kilowatt hours for the use of clean energy in our operations in 2025. At our California packhouse, approximately 1,422,205 kilowatt hours of solar power were generated. Across both facilities, enough clean energy was generated to power 168 homes for one year.[4]

	Environment	Pro-Forest Avocado certification
In 2025, Mission Produce adopted the use of the Guardian Forestal platform which aids in the identification of ranches associated with illegal deforestation in Michoacán, Mexico. We are not directly utilizing or picking from any ranches identified or flagged by the Guardian Forestal platform. Through these practices, Mission de Mexico has achieved the Pro-Forest Avocado certification, an environmental standard created by the Government of the State of Michoacán, administered by Guardian Forestal.

Sustainability certification
Each of our avocado farms in Peru achieved the SCS Sustainably Grown Certification during the 2025 season. This certification focuses on business integrity, sustainable farming practices, and ethical stewardship.

Additional Reporting
For the past five years, we have produced an annual Sustainability Report which includes information regarding our approach to sustainability, governance structure, operating procedures, projects and initiatives, and use of resources.
In our annual Sustainability Report, we also report on certain metrics according to the Sustainability Accounting Standards Board (SASB) index framework to provide our stakeholders with standardized metrics showing the comprehensive impact of Mission’s sustainability activities. We primarily report under the Agricultural Products industry, in addition to select metrics under the Food Retailers & Distributors industry. We have historically reported under the SASB index on the following categories:

•	Greenhouse gas emissions	•	Workforce health and safety
•	Energy, water, and food waste management	•	Data security
•	Food safety	•	Product labeling and marketing

[4]	Calculated using the U.S. Environmental Protection Agency’s (EPA) Greenhouse Gas Equivalencies Calculator.

ITEM 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members.
In December 2025, the Company announced the retirement of Mr. Beebe, effective at the close of the 2026 Annual Meeting. In addition, Ms. Lind will not stand for re-election at the 2026 Annual Meeting. As a result, the Board of Directors will be comprised of nine members upon the close of the 2026 Annual Meeting. The Board of Directors has reduced the size of the Board of Directors to 10 members immediately prior to the 2026 Annual Meeting, and to nine members immediately following the 2026 Annual Meeting.
Mr. Sims, Ms. Flanagan, and Mr. Stone were appointed to the Board of Directors in May 2025, June 2025, and November 2025, respectively. Mr. Sims was identified as a director candidate by an independent third-party search firm used by the Nominating and Corporate Governance Committee to assist with identifying qualified director candidates. Ms. Flanagan and Mr. Stone were identified as director candidates by members of the Board of Directors.
In accordance with our Certificate of Incorporation, our Board of Directors is divided into three classes (Class I, Class II, and Class III) with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election, until his or her successor is elected and qualified, or, if earlier, until his or her earlier death, resignation, disqualification, or removal.
Our directors are currently divided amongst the following three classes:

Class	Current Class Composition	Upcoming Changes*	Class Composition After 2026 Annual Meeting (Assuming All Nominees Elected)
Class III - Term Expiring 2026 Annual Meeting	Stephen J. Barnard Laura Flanagan Bonnie C. Lind* Linda B. Segre	*Ms. Lind will not stand for re-election at the 2026 Annual Meeting	Stephen J. Barnard Laura Flanagan Linda B. Segre
Class I - Term Expiring 2027 Annual Meeting	Stephen A. Beebe* Jay A. Pack Tony Bashir Sarsam Douglas M. Stone	*Mr. Beebe will retire from the Board effective at the close of the 2026 Annual Meeting	Jay A. Pack Tony Bashir Sarsam Douglas M. Stone
Class II - Term Expiring 2028 Annual Meeting	Luis A. Gonzalez Bruce C. Taylor Michael B. Sims		Luis A. Gonzalez Bruce C. Taylor Michael B. Sims

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Stephen J. Barnard, Laura Flanagan, and Linda B. Segre for re-election to the Board of Directors at the 2026 Annual Meeting for three-year terms expiring at the 2029 annual meeting of stockholders, until the director’s successor is elected and qualified, or, if earlier, until the director’s earlier death, resignation, disqualification, or removal.
Board of Directors Overview
The following table provides an overview of the composition of our Board of Directors following the 2026 Annual Meeting, assuming the nominees up for re-election at the 2026 Annual Meeting are elected.

	S. Barnard	L. Flanagan	L. Gonzalez	J. Pack	T. Sarsam	L. Segre	M. Sims	D. Stone	B. Taylor
Age	73	58	75	73	64	65	67	60	69
Director Since	1983	2025	2011	2008	2023	2020	2025	2025	2001
Independent	No	Yes	No	Yes	Yes	Yes	Yes	Yes	Yes
Compensation					Member	Chair		Member
Audit		Member		Member			Chair
Nominating & Corporate Governance		Chair		Member					Member
Additional Appointments	Executive Chairman					Lead Independent Director	Financial Expert

Currently, Mr. Beebe, age 81, serves as Chair of the Nominating and Corporate Governance Committee and Chairman of the Board of Directors. Mr. Beebe has served as a director since 1995 and is retiring from the Board of Directors, effective immediately following the 2026 Annual Meeting. Ms. Flanagan will succeed Mr. Beebe as Chair of the Nominating and Corporate Governance Committee and Mr. Barnard will succeed as Executive Chairman of the Board of Directors. Currently, Ms. Lind, age 67, serves as Chair of the Audit Committee and as an Audit Committee Financial Expert. Ms. Lind has served as a director since 2020 and will not stand for re-election at the 2026 Annual Meeting. Mr. Sims will succeed Ms. Lind as Chair of the Audit Committee and is an Audit Committee Financial Expert.
Board of Directors Composition and Experience
Our Board of Directors consists of a diverse group of highly qualified leaders in their respective fields. Our directors have significant and wide-ranging management experience, and many have extensive farming, agricultural, or food-related experience relevant to our industry. Several of our directors also have public company experience either from serving as chief executive officers or chief financial officers of public companies or from serving on other public company boards. The Board of Directors and the Nominating and Corporate Governance Committee believe the skills, qualities, attributes, experience, and diversity of backgrounds of our directors provide us with a broad and varied range of perspectives to effectively address the Company’s current and evolving needs.
The following table highlights the key skills and qualifications of the current members of our Board of Directors. The Nominating and Corporate Governance Committee and the Board of Directors continuously monitors the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s current and future business needs and organizational structure.

Expertise*	S. Barnard	S. Beebe	L. Flanagan	L. Gonzalez	B. Lind	J. Pack	M. Sims	T. Sarsam	L. Segre	D. Stone	B. Taylor
Prior Board Experience		•	•	•	•	•	•	•	•		•
Senior Leadership	•	•	•	•	•	•	•	•	•	•	•
Food/ Agriculture	•	•	•	•		•	•	•	•	•	•
Public Sector	•		•	•	•		•	•	•
International	•	•		•	•		•	•	•	•	•
Legal/ Governance		•	•		•		•	•	•		•
Operations	•	•	•	•	•	•	•	•	•	•	•
Finance/Tax	•	•	•		•	•	•	•	•	•	•
HR/Compensation and Benefits	•	•	•		•		•	•	•
Commercial/ Marketing	•	•	•	•	•	•		•	•	•	•

*	Does not include experience gained from service on our Board of Directors.
The Nominating and Corporate Governance Committee and the Board of Directors seek directors with a breadth and depth of experience across a range of attributes taking into consideration many factors, including personal background, age, gender, industry knowledge, operational experience, public company executive leadership experience, academic expertise, geography, time commitments, and other relevant qualifications.
Director Independence
The Nominating and Corporate Governance Committee annually reviews all relationships directors have that are relevant to a determination of independence and recommends to the Board of Directors the status of a director’s independence under applicable rules established by the SEC and Nasdaq. Based on this review and recommendation, the Board of Directors has determined that the following nine directors are independent: Mr. Beebe, Ms. Flanagan, Ms. Lind, Mr. Pack, Mr. Sarsam,

Ms. Segre, Mr. Sims, Mr. Stone, and Mr. Taylor. As a result, 82% of our current Board of Directors is independent. The Board of Directors has also determined that each of the directors serving on our three standing committees satisfies applicable standards of independence and other requirements for service on such committee. Messrs. Barnard and Gonzalez are not considered independent for the following reasons:
•
Mr. Barnard serves as the Company’s Chief Executive Officer and therefore is not an independent director. In addition, the Company purchases avocados from farms owned by Mr. Barnard and Barnard Properties, an entity owned by Mr. Barnard, in amounts exceeding the categorical standards for independence under Nasdaq rules. Purchases are made at market prices similar to prices paid to other California growers.

•
In November 2022, the Company entered into a long-term lease with AgroLatam, a company owned by Mr. Gonzalez. Additionally, in April 2023, the Company purchased a parcel of land from AgroLatam. The land leased and purchased are related to the Company’s blueberry farming operations in Olmos, Peru. The amounts paid for the parcel of land purchased and the amounts to be paid to AgroLatam under the lease exceed the categorical standards for independence under Nasdaq rules, and therefore, Mr. Gonzalez is not considered an independent director.

For a more detailed description of the transactions between the Company and the entities affiliated with Mr. Barnard and Mr. Gonzalez, please see the “Related Party Transactions” section of this proxy statement.
Board Refreshment
The Board of Directors believes that refreshment is important to help ensure that the Board of Directors’ composition is aligned with the needs of the Company as it evolves over time and that fresh viewpoints and perspectives are regularly considered. Due to the nature of the agricultural and farming industry, however, the Board of Directors also feels that, over time, directors develop an understanding of the Company and industry which provides significant value to the Company and its stockholders. Further, a certain degree of continuity and tenure is critical to the Board of Directors’ ability to work together effectively and efficiently as a group. Because term limits or mandatory retirement ages could cause the loss of experience or expertise important to the optimal operation of the Board of Directors, there are no limits on the length of time that a director may serve.
Our Board of Directors has undergone significant refreshment in the past several years to better align the Board of Directors’ composition and expertise with our status and growth as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the independence of our Board of Directors. In 2023, we appointed Tony Bashir Sarsam to our Board of Directors and in 2025, we appointed Michael B. Sims, Laura Flanagan, and Douglas M. Stone to our Board of Directors. At the conclusion of the 2026 Annual Meeting, 56% of our Board of Directors will have been appointed in the last six years. The median tenure of our directors is approximately six years and the average tenure is approximately nine years, excluding our founder, Stephen J. Barnard, who has served on the Board of Directors since the Company’s inception in 1983.
2026 Nominees to the Board of Directors
Set forth below is biographical information for each of our Class III director nominees and a summary of the specific qualifications, attributes, skills, and experiences which led our Board of Directors to conclude that such nominee should serve on the Board of Directors at this time. The Nominating and Corporate Governance Committee and the Board of Directors believe that each nominee brings a strong set of skills, knowledge, and experiences to the Company that strengthen our Board of Directors’ leadership and effectiveness with respect to our business and long-term strategy. If elected, the three nominees for election as Class III directors will serve for a term of three years (and until their successors are elected and qualified) or, if earlier, until his or her earlier death, resignation, disqualification, or removal. There are no family relationships among any of our directors or among any of our directors and our executive officers.
Stephen J. Barnard – Class III
Stephen J. Barnard founded the Company in 1983 and has served as our Chief Executive Officer since 1988. Mr. Barnard will cease service as our Chief Executive Officer and assume the role of Executive Chairman of the Board, effective as of the conclusion of the 2026 Annual Meeting. Mr. Barnard served as the Company’s President from 1988 until July 2022 and from December 2023 through April 1, 2024 when Mr. Pawlowski was appointed as President and Chief Operating Officer. Mr. Barnard has also served as a member of the Board of Directors since the Company was founded. Mr. Barnard currently serves as an at-large director for the International Fresh Produce Association. Mr. Barnard previously served as Chairman of the Produce Marketing Association (PMA), Chairman of the Western Growers Association, a director for the Cal Poly Foundation, a director of the California Avocado Commission, and a director of Sunkist Growers.
Mr. Barnard received a Bachelor of Science degree in agricultural business management from California Polytechnic State University, San Luis Obispo.

The Board of Directors concluded that Mr. Barnard should serve as a director based on his deep and thorough knowledge of all aspects of our business and industry, his effective leadership and management skills, and his long-tenured service in senior roles with key industry groups.
Laura Flanagan – Class III
Laura Flanagan has served on our Board of Directors since June 2025. Ms. Flanagan was the former Chief Executive Officer and member of the board of directors of Ripple Foods, a private company that is a leader in branded plant-based dairy alternatives, from October 2019 to January 2025. Prior to Ripple Foods, Ms. Flanagan was the Chief Executive Officer of Foster Farms, a private company and the largest branded poultry producer in the western United States, from August 2016 to February 2019. Prior to Foster Farms, Ms. Flanagan held several leadership roles at ConAgra Foods, PepsiCo, and General Mills, and began her career as an engineer at Saturn Corporation.
Ms. Flanagan has served on the board of directors of Performance Food Group (NYSE:PFGC), one of the largest distributors of food and broadline products to foodservice and convenience store channels, since September 2021, and currently serves on the Audit/Finance committee and Technology/Cybersecurity committee. Ms. Flanagan previously served on the board of directors of TopGolf Callaway Brands (NYSE:MODG), the leading brand of golf equipment and entertainment, from November 2018 to May 2025, where she served on the Compensation Committee. Additionally, Ms. Flanagan previously served on the board of directors of Core-Mark International, a distributor to the convenience store channel, from August 2016 to September 2021, where she was the chair of the Nominating Governance Committee and served on the Compensation Committee.
Ms. Flanagan holds an MBA from Stanford Graduate School of Business and an engineering undergraduate degree from Case Western Reserve University in 1990. She also holds a certificate for Accountability and Effectiveness in the Boardroom from the Kellogg Graduate School of Management.
The Board of Directors concluded that Ms. Flanagan should serve as a director based on her public company board experience and extensive experience serving as a Chief Executive Officer and other key leadership roles in food-related businesses.
Linda B. Segre – Class III
Linda B. Segre has served on our Board of Directors since June 2020. She is a member of the Board of Directors of Top Golf Callaway Brands (NYSE: MODG), the leading brand of golf equipment and entertainment, where she is chair of the Compensation and Management Succession Committee and a member of the Nominating and Corporate Governance Committee. She has also served as a member of the Board of Directors of Pecan Grove Farms & Nursery, a private provider of pecan products, since June 2019 and DAFgiving360 (formerly the Schwab Charitable Fund) since March 2018. From 2009 until 2016 she was the Executive Vice President, Chief Strategy and People Officer at Diamond Foods, Inc. (NASDAQ: DMND), an American packaged foods company. Before joining Diamond Foods, Ms. Segre served as Managing Director of Google.org and was previously the Vice President and Managing Director of The Boston Consulting Group’s San Francisco Office.
Ms. Segre holds a degree in economics with Academic Distinction from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
The Board of Directors concluded that Ms. Segre should serve as a director based on her public and private company board experience and extensive management experience serving in key leadership roles, including as chief people officer, across a variety of sectors, including the food and agriculture industries.

The Board of Directors recommends a vote “FOR” each of the named director nominees.

Continuing Directors
The biographical information for our six directors whose terms will continue after the 2026 Annual Meeting and will expire at the 2028 annual meeting (Class II) or the 2027 annual meeting (Class I) is below.
Jay A. Pack – Class I
Jay A. Pack has served on our Board of Directors since 2008. Mr. Pack is the former owner of Standard Fruit and Vegetable, a private, integrated re-packer, logistics, and value-added produce company, which was sold to Del Monte in 2003. He served on the board of directors of Coastal Sunbelt Produce, a private foodservice distributor serving the Mid-Atlantic states, from 2014 to

March 2022 when Coastal Sunbelt was acquired by Sysco. Previously, Mr. Pack served on the private company boards of Misionero, Earthbound Farm, and Combs Produce. He has also previously served as a trustee of Sarah Lawrence College, a board member of the Produce Marketing Association (PMA), Chairman of the PMA Foodservice Division, and as President of the North Texas Food Bank.
Mr. Pack received a Bachelor of Science degree from Boston University and a Master of Business Administration degree from Southern Methodist University.
The Board of Directors concluded that Mr. Pack should serve as a director based on his broad knowledge of the produce industry and his extensive business and leadership experience with various produce companies and agricultural industry groups.
Tony Bashir Sarsam – Class I
Tony Bashir Sarsam has served on our Board of Directors since August 2023. He served as the President and Chief Executive Officer and a member of the board of directors of SpartanNash, a private food solutions company, from 2020 until September 2025 when C&S Wholesale Grocers completed its acquisition of SpartanNash. Following the transaction, Mr. Sarsam served as an advisor through the end of 2025. Before joining SpartanNash, Mr. Sarsam served as the chief executive officer of Borden Dairy Company, a private dairy processor and distributor, from 2018 to 2020, where he led the company through a restructuring, reorganization, and successful sale. Prior to Borden, he was the chief executive officer of Ready Pac Foods, a private food processing company, from 2013 to 2018 where he also served on the board of directors from 2014 to 2017.
Mr. Sarsam holds a Bachelor of Science, Engineering degree in Chemical Engineering from Arizona State University and a Master of Science in Management from Stanford University.
The Board of Directors concluded that Mr. Sarsam should serve as a director based on his extensive experience serving as a chief executive officer of several companies in adjacent industries, his public company board and executive experience, and his strong knowledge of the food industry.
Douglas M. Stone – Class I
Douglas M. Stone has served on our Board of Directors since November 2025. He was the President of AgriBusiness of J.R. Simplot Company, a private international food and agriculture company, from June 2018 to December 2024 and previously served as their Vice President of Wholesale Sales from 2016 until 2018. Previously, he served as the President and CEO of Consolidated Sourcing Solutions, a retail crop inputs purchasing entity, from 2010 until 2016 and the Senior Vice President of Sales and Marketing at Terra Industries Inc. from 2007 until 2010.
Mr. Stone holds a Bachelor of Business Administration in Marketing from the University of Iowa and a Master of Business Administration from the University of South Dakota.
The Board of Directors concluded that Mr. Stone should serve as a director based on his broad knowledge of the produce industry and his extensive business and leadership experience having served in senior executive management roles for agribusinesses.
Luis A. Gonzalez – Class II
Luis A. Gonzalez has served on our Board of Directors since 2011. Mr. Gonzalez is a private investor in real estate and other ventures. Previously, Mr. Gonzalez founded Austral Group S.A., Peru, which was the second largest fishing and marine based food producer in Peru. Mr. Gonzalez also founded Camposol S.A., a leading agroindustrial company in Peru. Mr. Gonazlez is no longer affiliated with the management or board of either of these companies. Mr. Gonzalez also co-founded Grupo Arato in 2011, which the Company acquired in 2018. Previously, Mr. Gonzalez also served as a director of our wholly-owned Peruvian subsidiaries – Grupo Arato Holding S.A.C., Beggie Peru S.A., Arato Peru S.A., Inversiones Agricolas Olmos S.A.C., and Avocado Packing Company S.A.C. – until November 24, 2021. In 2007, Mr. Gonzalez was honored with the “Comendador por Servicios Distinguidos” medal by the President of Peru for his contributions to the country.
Mr. Gonzalez studied mechanical engineering at Saarbrücken Fachhochschule in Germany.
The Board of Directors concluded that Mr. Gonzalez should serve as a director based on his extensive business and leadership experience in the avocado and agroindustrial industries and his first-hand knowledge of avocado farming and packing operations in Peru.

Michael B. Sims – Class II
Michael B. Sims has served on our Board of Directors since May 2025. Mr. Sims served as the Executive Vice President and Chief Financial Officer of Trugreen, a private residential and commercial lawn care company, from February 2019 until his retirement in February 2023. Prior to joining Trugreen, Mr. Sims served as Senior Vice President, Chief Financial Officer and Treasurer of AdvancePierre Foods Holdings, Inc., a producer and distributor of proteins and ready-to-eat sandwiches, from 2012 until its acquisition by Tyson Foods, Inc., in 2017. Prior to joining AdvancePierre Foods, Mr. Sims served in roles of increasing responsibility at Chiquita Brands International Inc., a leading international marketer and distributor of bananas, pineapples and packaged salads, from 1988 to 2012, most recently serving as the company’s Senior Vice President and Chief Financial Officer from 2009 to 2012. Mr. Sims has served on the Board of Directors of Hain Celestial Group (NASDAQ: HAIN), a leading health and wellness company with products across snacks, baby, beverages, meal components, and personal care, since October 2019 and serves as the Chair of the Audit Committee and a member of the Compensation Committee and the Strategy Committee. Since April 2023, Mr. Sims has also served as a director for Winland Foods, Inc., a privately held global manufacturer of private label and branded foods for retail and co-pack customers in the meal preparation category.
Mr. Sims holds a Bachelor of Science degree in accounting from Indiana University.
The Board of Directors concluded Mr. Sims should serve as a director based on his experience serving as the chief financial officer of multiple companies, his financial acumen and expertise, and his service as a director on public and private company boards.
Bruce C. Taylor – Class II
Bruce C. Taylor has served on our Board of Directors since 2001. Mr. Taylor founded Taylor Fresh Foods, a private multi-billion dollar producer of salads, fresh vegetables, and healthy fresh food, in 1995 and serves as its Chairman and Chief Executive Officer.
Mr. Taylor received a Bachelor of Science degree (Business) and a Bachelor of Arts degree (Development Studies) from the University of California, Berkeley, and a Master’s in Business Administration from Harvard University.
The Board of Directors concluded that Mr. Taylor should serve as a director based on his extensive business and industry knowledge and his long tenured leadership and management experience in the agriculture and farming sectors at Taylor Fresh Foods.

CORPORATE GOVERNANCE
Board of Directors Leadership Structure
Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine the optimal leadership structure for the sound and effective oversight of management. Our Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors values its flexibility to select, from time to time, a leadership structure that is most able to serve the Company’s and stockholders’ best interests based on the qualifications of individuals available and existing circumstances.
Currently, the Board of Directors has determined that separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure. Mr. Barnard serves as Chief Executive Officer, and Mr. Beebe serves as the independent Chairman of the Board of Directors, a role he has held since our 2024 annual meeting of stockholders, and from 2003 to 2020. Our Board of Directors believes that this leadership structure has provided the appropriate balance of authority and achieves the optimal governance model during this period of time.
In connection with our upcoming leadership transitions, Mr. Barnard will cease service as our Chief Executive Officer and will assume the role of Executive Chairman of the Board, with John M. Pawlowski, our current President and Chief Operating Officer, assuming the role of Chief Executive Officer. In addition, Mr. Beebe, our current Chairman of the Board, will retire from the Board of Directors. These leadership transitions will be effective at the close of the 2026 Annual Meeting.
If the Chairman of the Board of Directors does not otherwise qualify as an independent director, our Corporate Governance Guidelines allow for the appointment of a lead independent director. The lead independent director’s responsibilities include but are not limited to: presiding over all meetings of the Board of Directors at which the Chairman is not present, including any executive sessions of the independent directors, and acting as the liaison between the independent directors and the Chief Executive Officer, and the Chairman of the Board of Directors. The Board of Directors has appointed Linda B. Segre as lead independent director, effective upon Mr. Barnard’s assumption of the role of Executive Chairman at the close of the 2026 Annual Meeting.
Enterprise Risk Management and the Board’s Role in Risk Oversight
Our Board of Directors oversees an enterprise-wide approach to risk management. Our risk management efforts are designed to support execution of our long-term strategy and achievement of the Company’s objectives to improve long-term operational and financial performance and enhance stockholder value. Our Board of Directors believes that a fundamental part of risk management is understanding the risks that we face, adopting appropriate controls and mitigation activities for such risks, monitoring these risks, and responding to emerging developments for such risks. As such, we have a robust Enterprise Risk Management, or ERM, framework that is a central component of the way we manage our enterprise risks. Our ERM framework is primarily focused on identifying, assessing, managing, reporting, and monitoring enterprise-level risks that may impact the ability of the Company to achieve its long-term goals and objectives.
Annually, we evaluate the greatest risks to our business, their underlying risk drivers, and the associated mitigation activities, maturity, and controls. Our ERM framework taps into the knowledge, assessment, and feedback of a cross-functional group of the Company’s business leaders representing all key business functions across all our U.S. and international operations. Our assessment includes identification and evaluation of the likelihood and potential impact of the top risks facing the Company and the controls in place or actions taken to mitigate such risks.
Our Audit Committee oversees our overall ERM framework. The Audit Committee receives an annual report on the ERM framework and key enterprise-level risks. In addition, these annual updates are provided to the full Board of Directors and results are discussed. Our three standing Board of Directors committees also assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions, code of conduct, legally mandated sustainability reporting, cybersecurity risk and strategy, and litigation and compliance matters. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies, practices, and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and substantive sustainability matters. At each regular meeting, or more frequently as needed, the Board of Directors receives and considers committee reports, which may provide additional detail on risk management issues and management’s response.

Corporate Governance Guidelines
Our Board of Directors is governed by our Corporate Governance Guidelines which are reviewed annually and amended from time to time to incorporate certain current best practices or as otherwise may be advisable. Our Corporate Governance Guidelines may be found on our website at www.missionproduce.com and are available in print upon written request to the Company’s Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030.
Code of Ethics and Conduct
We have adopted a written code of ethics and conduct that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Board of Directors reviews the Code of Ethics and Conduct on an annual basis and makes changes if and when appropriate. We have posted the Code of Ethics and Conduct on our website, www.missionproduce.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the codes.
Insider Trading Policy
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted an Insider Trading Compliance Policy applicable to all officers, directors, and employees of the Company. Such policy governs the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees, and their affiliated entities, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Compliance Policy, including any amendments thereto, is filed as Exhibit 19.1 to our Annual Report on Form 10-K.
Board Meetings and Attendance
The Board of Directors held seven meetings in fiscal year 2025, and all directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Four out of our eight directors serving on the Board of Directors as of the 2025 Annual Meeting were present; the remaining directors were unable to attend due to extenuating circumstances.
Communications with the Board
Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our Chairman of the Board and of our Chief Executive Officer. In addition, stockholders may communicate in writing with any particular director, any committee of the Board of Directors, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director or committee unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board of Directors, relevant director, or committee include, without limitation, customer complaints, solicitations, communications that do not relate to our business, or communications that relate to improper or irrelevant topics.
Board Committees and Charters
The Board of Directors has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee maintains a charter that is approved by the Board of Directors and evaluated annually. The charter for each of our standing committees is available on our website at www.missionproduce.com.

Audit Committee
Our Audit Committee oversees the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. Among other matters, the Audit Committee:
•	is responsible for the appointment, compensation, retention, evaluation, and oversight of our independent auditor;
•
oversees the financial reporting process, including the review of critical accounting policies and estimates, issues and analyses of financial reporting issues, audit problems and difficulties, and the adequacy and effectiveness of accounting and financial controls;

•
reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	provides the Audit Committee Report with respect to audited financial statements for inclusion in the Company’s proxy statement;
•	reviews the Company’s earnings press releases and earnings guidance, if applicable;
•	reviews and oversees legal and compliance matters;
•	oversees legally-mandated reporting on sustainability topics;
•	reviews the scope and results of our internal audit function;
•	reviews the policies and practices with respect to risk assessment and management; and
•	reviews our information security and technology risks (including cybersecurity).
The current members of our Audit Committee are Ms. Lind (Chair), Ms. Flanagan, Mr. Pack, and Mr. Sims. Mr. Sims was appointed to the Audit Committee in May 2025, and Ms. Flanagan was appointed to the Audit Committee in September 2025. Mr. Beebe served on the Audit Committee until May 2025. Ms. Lind will not stand for re-election to the Board of Directors at the 2026 Annual Meeting. Mr. Sims will assume the role of Chair of the Audit Committee, effective as of the 2026 Annual Meeting. All members of our Audit Committee meet the heightened standards of independence required for service on the Audit Committee and satisfy the financial literacy and sophistication requirements under applicable Nasdaq rules and regulations. Ms. Lind and Mr. Sims are each an Audit Committee financial expert as defined under applicable SEC rules. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Audit Committee met four times during fiscal year 2025.
Compensation Committee
Our Compensation Committee oversees matters pertaining to the compensation of the Company’s executive officers and directors. Among other matters, the Compensation Committee:
•
reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer against these goals and objectives, and sets the compensation of our Chief Executive Officer;

•	reviews and sets the compensation of our executive officers other than the Chief Executive Officer;
•	makes recommendations to the Board of Directors regarding director compensation;
•	reviews and approves any employment agreements and offer letters and severance agreements or arrangements for the Company’s executive officers;
•	reviews and approves the Company’s incentive compensation and equity-based plans and arrangements;
•	reviews compliance with stock ownership guidelines for directors and officers;
•	oversees the establishment and administration of incentive recoupment policies;
•	oversees the risk assessment regarding the Company’s compensation policies, programs, and practices;
•	reviews and approves the Compensation Discussion and Analysis for the Company’s proxy statement and prepares the annual Compensation Committee Report for inclusion in the proxy statement; and
•	oversees employee pay equity.

The Compensation Committee engaged Pearl Meyer as its independent third-party compensation consultant in 2025 to advise on certain subjects, including peer group composition and benchmarking, overall compensation plan design, including incentive plan and equity plan design, and other compensation topics. During fiscal year 2025, Pearl Meyer did not provide any services other than compensation-related matters for our executives and the Board of Directors. Pearl Meyer reported directly to the Compensation Committee and attended meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee), as requested. Each year the Compensation Committee reviews the independence of Pearl Meyer, including considering the factors required by Nasdaq listing standards. During its fiscal 2025 review, the Compensation Committee determined that Pearl Meyer is independent and that no conflict of interest exists that would prevent it from providing independent and objective advice to the Compensation Committee.
The current members of our Compensation Committee are Ms. Segre (Chair), Mr. Sarsam, and Mr. Stone. Mr. Stone was appointed to the Compensation Committee in November 2025. Mr. Taylor served on the Compensation Committee until Mr. Stone’s appointment in November 2025. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Compensation Committee met four times during fiscal year 2025.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, recommending director nominees for election at the annual meeting of stockholders, overseeing the corporate governance of the Company and the Board of Directors, overseeing executive succession planning, and overseeing certain sustainability matters. Among other matters, the Nominating and Corporate Governance Committee:
•	reviews and makes recommendations to the Board of Directors regarding director independence;
•	identifies individuals qualified to serve as members of the Board of Directors and recommends nominees to the Board of Directors for appointment or election at the annual meeting of stockholders;
•	reviews Board committee structure and composition;
•	develops and reviews the Corporate Governance Guidelines;
•	oversees the annual self-evaluations of the Board of Directors and its committees and management;
•	reviews periodically the succession plans relating to executive officers and other senior management;
•	reviews and oversees the Company’s substantive sustainability matters including voluntary external reporting; and
•	makes recommendations to the Board of Directors regarding other governance matters.
The Nominating and Corporate Governance Committee considers a wide range of factors when assessing potential director nominees. This assessment includes a review of the potential nominee’s experience and expertise, diversity, independence, understanding of the Company’s business or industry, and such other factors as the Nominating and Corporate Governance Committee concludes are pertinent in light of the current and anticipated future needs of the Board of Directors. Specifically, the Nominating and Corporate Governance Committee, in recommending director candidates, and the Board of Directors, in nominating or appointing director candidates, evaluates candidates in accordance with the following qualification standards and selection criteria:
•	high level of personal and professional integrity, strong ethics and values, and the ability to exercise effective business judgment;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	professional and/or academic experience relevant to the Company’s industry;
•	strength of the candidate’s leadership skills;
•
experience in finance and accounting, executive compensation, or other areas of subject matter expertise pertinent to the business and necessary or judicious to round out the expertise of the Board of Directors;

•	sufficient time available for preparation, participation, and attendance at Board of Directors and committee meetings; and
•	any other factor that they deem to be relevant.
The Nominating and Corporate Governance Committee and the Board of Directors seek directors with a breadth and depth of experience across a range of attributes, taking into consideration many factors, including personal background, age, gender, industry knowledge, operational experience, public company executive leadership experience, academic expertise, geography, and other relevant qualifications.
From time to time, the Board of Directors or the Nominating and Corporate Governance Committee may find it helpful to utilize a third-party search firm to assist in identifying a qualified director or executive officer candidate pools for consideration. The Nominating and Corporate Governance Committee utilized a third-party search firm to identify Mr. Sims as a director candidate.
The Nominating and Governance Committee will consider stockholder recommendations of candidates on the same basis, and under the same criteria, as it considers all other candidates. Stockholders wishing to nominate a candidate for director at an annual meeting must (a) provide Timely Notice (as defined in Section 2.4(b) of the Company’s Bylaws) to the Corporate Secretary at 2710 Camino Del Sol, Oxnard, CA 93030, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required in the Company’s Bylaws and under SEC rules concerning nominees, and (c) provide any updates or supplements to such notice at the times and in the forms required by, and otherwise comply with, our Bylaws.
The current members of our Nominating and Corporate Governance Committee are Mr. Beebe (Chair), Ms. Flanagan, Mr. Pack, and Mr. Taylor. Ms. Flanagan was appointed to the Nominating and Corporate Governance Committee in September 2025. Upon Mr. Beebe’s retirement from the Board of Directors effective at the close of the 2026 Annual Meeting, Ms. Flanagan will serve as the Chair of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is an independent director under applicable Nasdaq regulations. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Nominating and Corporate Governance Committee met four times during fiscal year 2025.
Board and Committee Evaluations
The Board of Directors recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. Under the leadership of the Chairman of the Board of Directors, the Nominating and Corporate Governance Committee oversees the annual evaluation process. The Nominating and Corporate Governance Committee periodically reviews the format and components of the evaluation process to ensure that actionable feedback is solicited on the operation and effectiveness of the Board of Directors, its committees, and director performance.
Board Orientation and Education
The Board of Directors believes that director education is important to the ability of directors to fulfill their roles and supports directors in their continuous learning. During Board of Directors and committee meetings, information sessions may also be provided on specific subjects relevant to our business or certain pertinent topics. New directors also participate in our director orientation program.

Director Compensation
In December 2025, our Non-Employee Director Compensation Policy was revised to provide for a $25,000 annual cash retainer for service as a Lead Independent Director, if applicable. Our current Non-Employee Compensation Policy consists of the following components:

Director Compensation Program
Annual Cash Retainers
Board Cash Retainer:	$70,000
Committee Cash Retainers:
Annual Committee Chair Retainer (in lieu of committee member retainers)
•Audit	$20,000
•Compensation	$15,000
•Nominating and Corporate Governance	$12,500
Annual Committee Member Retainer
•Audit	$9,000
•Compensation	$6,500
•Nominating and Corporate Governance	$5,000
Lead Independent Director Cash Retainer:	$25,000
Initial Equity Compensation
Equity Award (RSUs); pro-rated based on appointment date through next annual meeting of stockholders	$110,000
Annual Equity Compensation
Equity Award (RSUs)	$110,000
Additional Chairman of the Board Equity Award (RSUs)*	$60,000

*
Mr. Barnard will not receive the annual equity award grant for service as Executive Chairman. Please see Amended and Restated Employment Agreement for Executive Chairman below for Mr. Barnard’s compensation for service as Executive Chairman.

Annual cash retainers are paid in quarterly installments in arrears and pro-rated for any partial calendar quarter of service. In addition, committee member and committee chair retainers are only paid if the director attends the meeting, if any, for the calendar quarter for which fees are paid. A director serving as the Lead Independent Director also receives an annual cash retainer of $25,000.
In accordance with the Non-Employee Director Compensation Policy, each non-employee director who is initially elected or appointed to serve on the Board of Directors is automatically granted RSUs with a value of approximately $110,000 on the date on which such director is appointed or elected to serve on the Board of Directors, pro-rated based on the number of days between the effective date of appointment and the Company’s next annual meeting of stockholders. Additionally, each non-employee director who is serving on the Board of Directors as of the date of each annual meeting of stockholders is automatically granted, on such annual meeting date, an RSU award with a value of approximately $110,000, and a non-employee director serving as the Chairman of the Board of Directors is automatically granted additional RSUs with a value of $60,000 on such date.
All equity grants vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the directors’ continued service through the applicable vesting date. In addition, such awards vest in full upon a change in control of the Company (as defined in the Company’s 2020 Incentive Award Plan).
Nonqualified Deferred Compensation Plan
Pursuant to the Company’s Deferred Compensation Plan applicable to non-employee directors, our non-employee directors can elect to defer up to 100% of their annual equity award grant and the annual Chairman grant, as applicable. Annual equity awards that are deferred are credited to a deferred compensation account and vested balances are distributed: (1) at the time of separation either in a lump sum or up to 10 annual installments; (2) pursuant to an in-service election on specified dates of distribution either in a lump sum or up to five annual installments; (3) upon a separation from service due to a change in control either in a lump sum or up to 10 annual installments; and (4) upon death in a lump sum to the director’s beneficiaries.
The unfunded, nonqualified plan structure of the Deferred Compensation Plan is required in order to preserve the beneficial tax deferral treatment for the participants. Amounts in a participant’s deferral accounts are considered general liabilities of the Company and subject to creditor risk in the case of corporate insolvency or bankruptcy.
Messrs. Beebe and Pack participated in the Deferred Compensation Plan during 2025.
Director Stock Ownership Guidelines
The Compensation Committee has adopted robust stock ownership guidelines for non-employee directors equal to five times their annual cash retainer for Board service, or, $350,000. Non-employee directors are expected to achieve the required guidelines within 5 years of the director’s appointment to the Board of Directors. After achievement, directors must continue to hold enough shares to maintain such levels while covered by the guidelines. Only the following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by a director or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares;
•	Unvested RSUs subject to time-based vesting only; and
•	Deferred equity under the Nonqualified Deferred Compensation Plan.
The value of ownership is measured at fiscal year-end by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
All non-employee directors who have served as directors for five years or more have exceeded the required level of holdings at the time of measurement. Mr. Sarsam, Mr. Sims, Ms. Flanagan, and Mr. Stone who were appointed in August 2023, May 2025, June 2025, November 2025, respectively, are not yet required to achieve their required level of holdings under the guidelines.
2025 Director Compensation
The following table sets forth information for the fiscal year ended October 31, 2025 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during fiscal year 2025. Mr. Barnard, our CEO during fiscal 2025, did not receive additional compensation for his service as a director. All compensation paid to Mr. Barnard is reported in the “Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All Other Compensation ($)	Total ($)
Stephen A. Beebe	80,167	164,109(2)	—	244,276
Laura Flanagan(3)	25,667	84,935(4)	—	110,602
Luis A. Gonzalez	66,667	106,185	—	172,852
Bonnie C. Lind	85,000	106,185	—	191,185
Jay A. Pack	80,167	106,185	—	186,352
Tony Bashir Sarsam	72,667	106,185	—	178,852
Linda B. Segre	80,000	106,185	—	186,185
Michael B. Sims(3)	39,500	103,767(5)	—	143,267
Douglas M. Stone(3)	—	—	—	—
Bruce C. Taylor	77,667	106,185	—	183,852

(1)
Unless otherwise noted to the contrary, represents the grant date fair value of 10,902 RSUs granted to each of our non-employee directors on April 10, 2025 computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $9.74. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant of $10.09, consistent with our equity grant practices). As of October 31, 2025, (i) Messrs. Gonzalez, Pack, Sarsam, and Taylor, and Mses. Lind and Segre each held 10,902 unvested RSUs; (ii) Ms. Flanagan held 7,247 unvested RSUs; (iii) Mr. Sims held 9,968 outstanding unvested RSUs; and (iv) Mr. Beebe held 16,849 unvested RSUs. Messrs. Beebe and Pack participated in our Non-Employee Director Deferred Compensation Plan for 2025 and therefore, 10,902 RSUs granted on April 10, 2025 will be deferred upon vesting. Outstanding vested but deferred RSUs under the Non-Employee Director Deferred Compensation Plan as of October 31, 2025 were: 22,661 for Mr. Pack, 12,146 for Ms. Lind, and 17,282 for Mr. Beebe.
(2)
Includes an additional 5,947 RSUs granted to Mr. Beebe on April 10, 2025 pursuant to our Director Compensation Program for serving as the Chairman of the Board of Directors and computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $9.74. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant of $10.09, consistent with our equity grant practices).

(3)
Ms. Flanagan was appointed to the Board of Directors effective June 30, 2025. Mr. Sims was appointed to the Board of Directors effective May 5, 2025. Mr. Stone was appointed to the Board of Directors effective November 26, 2025.

(4)
Represents 7,247 RSUs granted to Ms. Flanagan on June 30, 2025 pursuant to our Director Compensation Program in connection with her appointment to the Board of Directors and computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $11.72. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant of $11.77, consistent with our equity grant practices.

(5)
Represents 9,968 RSUs granted to Mr. Sims on May 5, 2025 pursuant to our Director Compensation Program in connection with his appointment to the Board of Directors and computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $10.41. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant of $10.25, consistent with our equity grant practices.

EXECUTIVE COMPENSATION
Executive Officers
The Company’s executive officers as of the record date are:

Name	Position	Age	Biography
Stephen J. Barnard	Chief Executive Officer	73	See Item 1: Election of Directors. Effective at the close of the 2026 Annual Meeting, Mr. Barnard will transition to the role of Executive Chairman of the Board.
John M. Pawlowski	President and Chief Operating Officer	50
John M. Pawlowski has served as our President and Chief Operating Officer since April 2024. Effective as of the close of the 2026 Annual Meeting, Mr. Pawlowski will become the Company’s President and Chief Executive Officer. Previously, he served as the President and Chief Operating Officer of Lipari Foods, a nationwide food distributor, from October 2021 to December 2023. Prior to this, he served as a president of TriMark USA, a leading foodservice supply company, from January 2019 to September 2021. Mr. Pawlowski also served in various roles of increasing responsibility at The J.M. Smucker Company (NYSE:SJM), a manufacturer of food and beverage products, from May 2002 to December 2019.

Mr. Pawlowski holds a B.S. from Miami University and an Executive MBA from Kent State.

Bryan E. Giles	Chief Financial Officer	55
Bryan E. Giles has served as our Chief Financial Officer since 2018. Prior to his role as Chief Financial Officer, Mr. Giles was the Vice President of Finance, a role he held since 2012. Before joining Mission, Mr. Giles worked at Tecom Industries Inc., a division of Smiths Group (LSE: SMGZY), in multiple capacities including Vice President of Finance & Administration and Vice President of Finance – MSS Technology Group. Prior to this, Mr. Giles started his career at Deloitte & Touche LLP.

Mr. Giles is a Certified Public Accountant licensed in the state of California (inactive). Mr. Giles received a Bachelor of Science degree and a Master of Business Administration degree from California State University, Northridge.

Joanne C. Wu	General Counsel and Secretary	44
Joanne C. Wu has served as our General Counsel and Secretary since March 2021. Prior to this, Ms. Wu was the Assistant General Counsel at Public Storage (NYSE: PSA), the world’s largest owner, operator, and developer of self-storage facilities, from 2019 to February 2021. Prior to Public Storage, Ms. Wu served as the Associate General Counsel and Assistant Secretary at Dine Brands Global, Inc. (NYSE: DIN), one of the world’s largest full-service dining companies and franchisor of Applebee’s Grill + Bar, IHOP, and Fuzzy’s Taco Shop, from 2014 to 2019. Ms. Wu also previously served as Counsel at Amgen Inc. (NASDAQ: AMGN), one of the world’s largest independent biotechnology companies, from 2010 to 2014. Ms. Wu began her career as an associate in the Los Angeles office of Latham & Watkins LLP in 2007.

Ms. Wu received a Bachelor of Science degree in Business Administration from the Haas School of Business at the University of California, Berkeley, and a Juris Doctor degree from the University of Southern California.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs, who for fiscal 2025 were:
•	Stephen J. Barnard, Chief Executive Officer;
•	John M. Pawlowski, President and Chief Operating Officer;
•	Bryan E. Giles, Chief Financial Officer;
•	Joanne C. Wu, General Counsel and Secretary; and
•	Juan A. Wiesner, former President of Central and South America, who served until November 1, 2025.
Fiscal 2025 Performance Highlights
The Company achieved record revenue of $1.39 billion, growing 13% on top of strong fiscal 2024 revenue of $1.23 billion, and delivered Adjusted EBITDA of $110.76 million for fiscal 2025, compared to adjusted EBITDA of $107.8 for fiscal 2024. In addition, the Company increased Adjusted Net Income by 6% to $56.2 million, or $0.79 per diluted share, compared to $52.8 million, or $0.74 per diluted share, in the prior year.
These results demonstrate the effectiveness of the Company’s integrated global platform and our ability to capitalize on market opportunities across North America, Europe, and Asia – each of which experienced growth in fiscal 2025. In addition, the Company was able to optimize its owned Peruvian production across customers and markets in a balanced fashion that drove category penetration and deepened key customer relationships.

Overview of 2025 Compensation Program for NEOs
The following summarizes the key elements of total direct compensation for fiscal 2025 for our NEOs: base salary, annual cash incentive, and long-term equity incentives.

COMPONENT OF PAY	BASE SALARY	ANNUAL CASH INCENTIVE	LONG-TERM EQUITY INCENTIVE

•
Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each role.

•
Reviewed annually and adjusted when appropriate to maintain market competitiveness.

•
Increases are not automatic nor guaranteed. Increases are generally based on factors such as standard cost of living increases applicable to all employees, market competitiveness, individual and company performance and pay equity.

•
For fiscal 2025, our NEOs received salary increase ranging from 3% to 4.7%, largely aligned with the 4% cost of living adjustments provided to our employees generally.

•
Annual cash incentives based 100% on a Company financial performance metric for our CEO; 80% on a Company financial performance metric and 20% on individual performance for our other NEOs who participate in our annual incentive plan.

•
Target cash bonus opportunity under the annual incentive plan was 100% of base salary for our CEO and President and Chief Operating Officer, 75% of base salary for other participating NEOs, and 25% for our former President of Central and South America.

•
For fiscal 2025, the Company achieved $110.76 Adjusted EBITDA, representing 110.76% of target performance, resulting in a 121.5% payout of target bonus opportunity on the Company performance metric. This resulted in a payout of 121.5% for the CEO, and a 117.2% payout for each other participating NEO based on 80% of bonus opportunity tied to financial performance and 20% of bonus opportunity tied to individual performance.

•
Long-term equity incentive program with forward-looking equity awards intended to motivate and reward executives for future growth and financial performance and align the interests of executives and stockholders.

•
Long-term equity incentive grants are weighted 50/50 between performance-based PSUs and time-based RSUs.

•
Performance-based PSUs are earned based on financial performance over a three-year period and time-vested RSUs vest ratably over a three-year period.

•
Long term equity awards were awarded for fiscal 2025 at the same grant values as fiscal 2024.

•
2023-2025 PSUs achieved $1.72 Cumulative Adjusted Net Income Per Share over the three-year performance period, representing 122% of target performance and a payout of 174% of target.

The following pay mix charts show fiscal 2025 compensation at target performance achievement for our annual cash incentive plan and equity award grant values for our long-term equity incentive plan. The Compensation Committee is committed to ensuring a substantial majority of NEO compensation is based on Company performance and aligned with stockholders. The 2025 compensation program pay mix design included an annual cash incentive award based 100% on the achievement of a Company financial performance metric (Adjusted EBITDA) for our CEO and 80% for other participating NEOs and performance-based, three-year PSUs earned based on Cumulative Adjusted Net Income Per Share as meaningful components. The Compensation Committee believes that an emphasis on at-risk long-term equity incentive compensation supports the Company’s long-term growth orientation and stockholder alignment and focuses on leadership development over the long- rather than short-term. As noted below, 50% of our CEO’s pay mix, and 42%, on average, of our other NEOs, excluding Mr. Wiesner, is allocated towards performance-based compensation in the form of our annual cash incentive plan and our PSUs.

*
Does not include All Other Compensation in the Summary Compensation Table. Other NEO Aggregate Pay Mix reflects an average of all NEOs other than our CEO, Mr. Barnard, and Mr. Wiesner, who did not participate in our annual cash incentive plan.

Compensation Philosophy and Objectives
The Compensation Committee reviews the Company’s compensation philosophy and objectives each year to ensure that the existing compensation philosophy continues to be appropriate for the Company.
The Compensation Committee is committed to creating a competitive compensation program that supports the Company’s mission and values and facilitates successful execution of our business goals. We believe our compensation program should support and reinforce our goals for growth, financial performance, and leadership development while aligning the interests of our executives and stockholders. The three key pillars of our compensation philosophy are:

Compensation Policies and Practices
Our compensation philosophy is intended to guide the decisions that the Compensation Committee makes each year regarding executive officer compensation. The Compensation Committee operationalizes its compensation philosophy in the following ways:

Key Compensation Philosophy Pillar	How Operationalized in Compensation Decisions
Enable Mission to attract and retain high caliber talent	• Target total compensation levels and incentive opportunities at market competitive levels. • Provide flexibility in structuring sign-on (hire) and promotional awards.
Link pay and performance
•
Annual cash incentive plan based primarily on a prospective formulaic approach based on pre-established threshold/target/maximum Adjusted EBITDA goals, which is the predominant measure used by our peer group and reflects our core profitability and earning potential.
•
PSU component of long-term equity incentive plan uses a Cumulative Adjusted Net Income Per Share metric, which is communicated in quarterly earnings to stockholders and serves as a key performance indicator and input for analyst stock price targets.
•
A clawback policy enabling incentive compensation to be recouped.

Create alignment with stockholders
•
Our compensation program utilizes a mix of multi-year PSUs and time-vested RSUs, with a 50/50 split.
•
PSUs are earned based on our performance against pre-established Cumulative Adjusted Net Income Per Share goals for the three-year performance period, thereby encouraging long-term value creation in alignment with the interests of our stockholders.
•
Total annual equity grants as a percentage of shares outstanding (burn rate) is reasonable relative to peers.
•
Robust stock ownership guidelines (5x for our CEO, 3x for our CFO and President and COO, and 1x for all other NEOs) ensures long-term alignment with stockholders.

The Compensation Committee evaluates the following components when making determinations regarding executive officer compensation:

Pay Magnitude
•
Peer group data and comparisons are used with consideration given to the Company’s relative positioning on revenue, net income, market capitalization, and market capitalization divided by revenue
•
Size-appropriate compensation survey data is also used to fill data gaps and provide an additional layer of market data comparisons
•
Careful attention is paid to ensuring internal equity and retention

Role of Market Data
•
General philosophy to provide competitive compensation with an understanding of percentile ranges of a size-appropriate peer group
•
Flexibility to reflect variations as appropriate based on unique individual factors

Mix of Pay
•
Emphasis on variable at-risk compensation
•
Significant portion of compensation should be based on long-term equity incentives
•
Appropriate balance between annual and multi-year components based on performance

Risk Orientation
•
Incentive plans should have appropriately challenging targets for threshold, target, and maximum payouts
•
Over 100% payout upside opportunities pursuant to annual cash incentive plan and PSUs provide ample leverage while the maximum payout caps on our annual cash incentive and our PSU programs mitigate against windfall payouts

Use of Discretion
•
Very limited use of discretion in extraordinary circumstances ensures transparency and maintains integrity of plan designs; to-date, no discretionary awards have been made to executive officers when Company performance metrics have not been achieved.

Stockholder Alignment
•
Program design and pay outcomes should reflect a significant mix of equity with robust stock ownership guidelines, increasing alignment and balancing stockholder interests with internal motivation/retention needs

Compensation Risk Management and Best Practices
Pearl Meyer, the Compensation Committee’s independent compensation consultant, conducted a risk assessment in 2025 regarding the Company’s compensation policies and practices as they apply to all employees, including the NEOs. Pearl Meyer reviewed the design features and performance metrics of the Company’s cash and stock-based incentive programs along with the approval mechanisms associated with each and based, in part, on this risk assessment we believe that the Company’s policies and practices are unlikely to create risks that are reasonably likely to have a material adverse effect on the Company. In addition, the following actions, practices, and policies are intended to provide for continued alignment with our Compensation Philosophy and/or reduce the likelihood of excessive compensation-related risk-taking:

What we do	What we don’t do

•
Base a significant portion of pay on financial performance
•
Align pay outcomes with performance
•
Use a trailing 30-day average stock price to determine number of shares granted
•
Use a pre-set grant date for annual equity grants to ensure full-year earnings information has been absorbed by the market prior to grant dates
•
Engage in a rigorous target-setting process for incentive metrics
•
Adhere to an acceptable equity award burn rate in line with peers
•
Provide limited perquisites
•
Prohibit short sales and hedging of the Company’s stock
•
Adhere to a clawback policy
•
Abide by stock ownership guidelines for directors and executive officers

•
No repricing of stock options valued below exercise price
•
No tax gross-ups on perquisites (except for relocation)
•
No single trigger change-in-control acceleration for RSUs and cash payments
•
No tax gross ups on severance or change-in-control compensation

Peer Group and Benchmarking
Review of market data compiled by Pearl Meyer, including information for peer group companies and from compensation surveys, is part of the diverse toolkit the Compensation Committee uses to set fair and competitive compensation levels that help drive the creation of long-term value while mitigating undue risk-taking. The Compensation Committee uses market compensation information to understand how other comparable public companies design executive compensation to assist the Company in offering competitive compensation levels to attract and retain exceptional executives.
The Compensation Committee annually reviews the composition of our peer group to ensure that each company’s size and relevant attributes remain comparable to ours. The Compensation Committee believes it is appropriate to focus on companies with similar characteristics based on total revenues, market capitalization, and industry (by primary GICS classification). These are representative companies that face many of the same strategic and operational considerations we do and against whom we compete for executive talent.
In June 2024, the Compensation Committee conducted its review of the peer group to aid in its review of compensation determinations for fiscal 2025. After review, the Compensation Committee removed Hostess Brands, Inc. from the peer group given the Company’s acquisition by The J.M. Smucker Company in September 2023.

Fiscal 2025 Peer Group
• B&G Foods • Calavo Growers • CalMaine Foods • Farmer Bros. Co. • Fresh Del Monte Produce • J&J Snack Foods • John B. Sanfilippo & Son • Seneca Foods	• Sovos Brands, Inc. • SunOpta • The Hain Celestial Group • The Simply Good Foods Company • Utz Brands • Vita Coco Company • Vital Farms • Westrock Coffee Company

The following table illustrates market capitalization and revenue statistics for the fiscal 2025 peer group and the Company’s relative position across these metrics as of June 2024.

Peer Group Data	Revenues (millions)(1)	Market Capitalization (millions)(2)	Market Capitalization/ Revenues
25th Percentile	803	634	0.3
50th Percentile (median)	1,149	1,070	1.0
Average	1,381	1,378	1.3
75th Percentile	1,625	1,722	1.7
Mission Percentile	1,076 48th	703 37th	0.7 39th

(1)	Trailing 12-month (4 quarter) revenues as of 6/24/2024
(2)	Market capitalization as of 6/24/24
Role of the Compensation Committee
In accordance with its charter, the Compensation Committee determines and approves the compensation of our CEO and other NEOs. Annually, the Compensation Committee conducts a comprehensive review of the CEO’s performance within the context of the financial and operational goals of the Company and the CEO’s leadership effectiveness in driving the organization forward.
The Compensation Committee reviews the Company’s executive compensation plans throughout the fiscal year. Decisions concerning annual salary increases, the approval of annual cash incentives, the design and objectives of each year’s cash and equity incentive plans and the granting of long-term incentive awards are typically made in the first quarter of each fiscal year after a series of meetings among the Compensation Committee, its compensation consultant, the CEO, and other members of the executive team as necessary. The Compensation Committee considers the feedback of the CEO regarding other NEOs’ performance. The Compensation Committee performs this analysis on an annual basis as part of its oversight function with respect to executive compensation. The Compensation Committee also evaluates and approves the compensation packages of any newly appointed executive officers during the fiscal year.
In addition, the Compensation Committee periodically reviews and makes recommendations to the Board of Directors regarding director compensation, including in fiscal year 2025.
Role of the Compensation Consultant
The Compensation Committee has the sole authority to engage and terminate any compensation consultant to assist in the evaluation of director or executive compensation and has the sole authority to approve the fees and other terms of retention of such compensation consultants.
The Compensation Committee has engaged Pearl Meyer since 2021 to advise on a variety of subjects, which for fiscal 2025 included director compensation, Executive Chairman compensation benchmarking, peer group composition and benchmarking, executive incentive plan and equity plan design, and other compensation topics. While Pearl Meyer provided data and analyses and made recommendations for the compensation program, the Compensation Committee, or the Board of Directors, made all decisions regarding the compensation of the NEOs and our directors.
Fiscal 2025 Compensation Decisions
Base Salary
Base salary is fixed cash compensation delivered in return for day-to-day job responsibilities and service in key leadership roles. Base salary provides competitive levels of fixed compensation determined by the market value of the position, and the qualifications, experience, and performance expectations of each NEO for his/her position. Market-competitive base salaries help attract and retain executive talent. The Compensation Committee annually reviews the base salary of our NEOs and makes adjustments when appropriate based on an assessment of the role, performance, and market competitiveness. The Compensation Committee may also make periodic adjustments in connection with promotions or changes in responsibility.
In the first quarter of fiscal 2025, our Compensation Committee approved limited increases to base salaries after reviewing market data and benchmarking provided by Pearl Meyer, and in consideration of the overall performance of the Company for fiscal 2024 and the 4% annual cost of living increases provided to non-NEO employees. The base salary for the CEO, President and Chief Operating Officer, and General Counsel and Secretary, was increased by 4%, while the base salary for our Chief

Financial Officer was increased by 4.7% to bring Mr. Giles closer to the median of the peer group. For our then President of Central and South America, the Compensation Committee approved an increase of 3% after taking into account the additional annual cash compensation Mr. Wiesner receives based on a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the profits of our Peruvian operations in the prior year and distributed to Peruvian employees in the following year based on their respective compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme in 2025 was $9,125 and is not included in the base salary table below.
The table below sets forth the annual base salaries of our NEOs, which were effective as of January 5, 2025:

NEO	Base Salary		YOY increase
	Fiscal 2024 ($)	Fiscal 2025 ($)%
Stephen J. Barnard	800,000	832,000	4
John M. Pawlowski	600,000	624,000	4
Bryan E. Giles	487,000	510,000	4.7
Joanne C. Wu	450,000	468,000	4
Juan A. Wiesner	435,000	448,000	3

Annual Cash Incentive Plan
In December 2024, the Compensation Committee approved the following 2025 annual cash incentive plan for our NEOs:
Stephen J. Barnard, CEO. The Compensation Committee believes that the CEO’s incentive compensation should be fully aligned with the financial performance of the Company. Therefore, the Compensation Committee designed Mr. Barnard’s annual incentive to be based 100% on Company performance.

CEO
100% tied to Company Performance

Metric: Adjusted EBITDA

Performance range: 50% threshold, 100% target, 150% max

Payouts: 0% at threshold, 100% at target, and 200% at maximum; linearly interpolated between performance levels and no payouts below threshold

Maximum payout under 2025 annual cash incentive plan = 200% of target bonus opportunity

John M. Pawlowski, President and Chief Operating Officer, Bryan E. Giles, Chief Financial Officer, and Joanne C. Wu, General Counsel and Secretary. For Mr. Pawlowski, Mr. Giles, and Ms. Wu, the Compensation Committee determined to retain the 20% of the total target bonus opportunity tied to individual performance, while maintaining its focus on tying an overwhelming portion of bonus opportunity (80%) to Company performance (based on Adjusted EBITDA metrics).

Other Eligible NEOs
80% tied to Company Performance	20% tied to Individual Performance

Metric: Adjusted EBITDA

Performance range: 50% threshold, 100% target, 150% max

Payouts: 0% at threshold, 100% at target, and 200% at maximum; linearly interpolated between performance levels and no payouts below threshold
Based on individual performance assessed at fiscal year end Maximum payout capped at 20%
Maximum payout under 2025 annual cash incentive plan = 180% of target bonus opportunity

Juan A. Wiesner, Former President of Central and South America. As with prior years, Mr. Wiesner did not participate in the annual cash incentive plan. Rather, consistent with prior years, the Compensation Committee approved a bonus potential of 25% of Mr. Wiesner’s base salary, subject to assessment by the CEO at the fiscal year end.
There were no changes to target bonus opportunities in fiscal 2025. Each NEO’s target bonus opportunity for 2025 was set as follows: Mr. Barnard and Mr. Pawlowski – 100% of base salary, Mr. Giles and Ms. Wu – 75% of base salary. For the purposes of determining the annual cash incentive payouts, the target bonus opportunity for each NEO is applied to such NEO’s base salary as of the last day of the fiscal year. As in prior years, Mr. Wiesner did not participate in the annual cash incentive plan.
Component Tied to Financial Performance
The Compensation Committee believes Adjusted EBITDA is an important financial metric utilized by the CEO and stakeholders to assess the Company’s core operating performance and is published externally and well understood by the Company’s stockholders, investment community, and employees, and the substantial majority of our peers employ this performance metric in their annual incentive plans. Threshold performance under the portion of the annual cash incentive plan tied to Adjusted EBITDA performance was set at 50% of target such that achievement at that level would begin with a 0% payout and scale upwards. Achievement below threshold performance at 50% would result in a zero payout. Maximum payouts were capped at 200% corresponding to achievement at 150% or more of the target Adjusted EBITDA goal. The following sets forth the goals, operation of the portion of the annual cash incentive plan that was tied to company performance, and the actual performance achievement and payout percentage for fiscal 2025. Linear interpolation is utilized between the levels of achievement.

	Threshold	Target	Maximum	Actual
Performance Range (% of targeted FY 2025 Adjusted EBTIDA)	50%	100%	150%	110.76%
FY 2025 Adjusted EBITDA Goals (000s)	$50,000	$100,000	$150,000	$110,760
Payout (% of target)	0%	100%	200%	121.5%

The Adjusted EBITDA goal was set by the Compensation Committee in the first quarter of the fiscal year and was set 6% above internal budgeted Adjusted EBITDA which was expected to be lower in fiscal 2025 as compared to 2024. In setting the Adjusted EBITDA target for fiscal 2025, the Compensation Committee recognized the uniquely favorable industry dynamics, including constrained supply dynamics, that lead to the uniquely strong financial performance achieved in fiscal 2024 and factored in the anticipated headwinds on profitability due to the expected return to more normalized supply levels for fiscal 2025.
In calculating Adjusted EBITDA, the Compensation Committee made certain adjustments, consistent with plan parameters and in line with adjustments that are incorporated and communicated to stockholders as part of the Company’s earnings reporting process. As shown in the table below, these adjustments are made to eliminate the impact of items such as interest, depreciation, stock-based compensation, and certain non-recurring items such as non-productive farming leases, facility closure costs, short-lived, temporary tariffs imposed on Mexican imports for a three-day period during the fiscal year, advisory costs, severance costs, asset disposals, and non-capitalizable implementation costs associated with IT system upgrades. We also make adjustments to recognize the noncontrolling interest of our partner in our blueberries joint venture, equity earnings in our unconsolidated subsidiaries, and other expense items. For a full reconciliation of our 2025 Adjusted EBITDA please see Exhibit B.

Net Income (in millions)	$40.54
Adjustments (in millions)	$70.22
Adjusted EBITDA (in millions)	$110.76

For 2025, the Company achieved 110.76% of the target Adjusted EBITDA goal, resulting in a payout percentage of 121.5% for this portion of the annual cash incentive tied to Company performance. Mr. Barnard’s annual cash incentive payout was based 100% of Company performance under this financial metric. Accordingly, he received an annual cash incentive payout of 121.5% of his target bonus opportunity.
20% Component Tied to Individual Performance (for Mr. Pawlowski, Mr. Giles, and Ms. Wu only)
Participating NEOs other than our CEO earn 80% of their target bonus opportunity based on Company performance (Adjusted EBITDA metrics, above) and a maximum of 20% of target opportunity based on individual performance, resulting in a maximum payout opportunity of 180% of target bonus opportunity. For the component of the annual cash incentive plan tied to individual performance, the CEO recommended that the Compensation Committee approve a full payout of 20% of target bonus opportunity based on his assessment of each eligible NEO’s individual contributions and performance. For Mr. Pawlowski, the CEO recognized the following contributions: delivering strong financial performance, successfully managing the executive leadership transition process, assuming oversight over international farming, Mexico, and EU/UK operations, and significantly progressing an enhanced leadership team. For Mr. Giles, continued support to cross-functional teams, enhanced financial reporting and analysis, strengthened investor relations function and relationships, and effective oversight of accounting, finance, procurement, and IT functions. For Ms. Wu, expanded oversight responsibilities for Central and South American legal and compliance teams, successful management of litigation and compliance matters, enhanced capability regarding regulatory and customer sustainability requirements, and support with strategy, executive and Board succession, and M&A opportunities. The Compensation Committee considered the CEO’s recommendations and approved a payout of the full 20% of target bonus opportunity payable based on individual performance for Mr. Pawlowski, Mr. Giles, and Ms. Wu. As such, total payout under the annual cash incentive plan for Mr. Pawlowski, Mr. Giles, and Ms. Wu was 117.2% of target bonus opportunity.
2025 Cash Payouts Under Annual Cash Incentive Plan
The following table illustrates target and actual payouts under our 2025 annual cash incentive plan for all eligible NEOs.

NEO	Target payout (100% achievement & 100% of bonus opportunity) ($)	Actual payout ($)
Stephen J. Barnard	832,000	1,010,880
John M. Pawlowski	624,000	731,328
Bryan E. Giles	382,500	448,290
Joanne C. Wu	351,000	411,372

Given Mr. Wiesner’s departure from the Company on November 1, 2025, he did not receive a cash bonus payout for fiscal 2025.
The Compensation Committee believes the payouts for 2025 appropriately rewarded the management team for the Company’s continued strong financial performance and management’s successful execution of the Company’s long-term strategic plan this fiscal year. As such, the Compensation Committee believes its compensation programs, and specifically the annual incentive payouts over the last three years, demonstrate the Company’s commitment to paying for performance.
Long-Term Equity Incentive Program
The Company grants long-term incentive equity compensation to reward performance over the longer term and to align the interests of key employees with stockholders. The Compensation Committee has structured the long-term equity incentive program to be comprised of a mix of three-year performance-based PSUs and time-vesting RSUs in order to encourage long-term performance-based value creation and to facilitate retention.
For fiscal 2025, the design for the long-term equity incentive program remained largely the same as prior years, with 50% allocated to PSUs, and 50% to RSUs. As with prior years, the 2025-2027 PSUs are earned based on achievement of pre-established Cumulative Adjusted Net Income Per Share goals at threshold, target, and maximum over the three-year performance period commencing November 1, 2024 (first day of 2025 fiscal year) through October 31, 2027 (last day of the 2027 fiscal year). The number of shares that may be earned ranges from 50% of target PSUs granted for achievement at threshold (70% of the target performance goal), 100% for achievement at target, and 200% for achievement at maximum (130% of the target performance goal); no amounts are earned for performance below the threshold level. Amounts between achievement levels of threshold, target, and maximum are linearly interpolated.
RSUs under the long-term equity incentive program vest ratably over three years following the date of grant, subject to continued employment through the vesting dates.
No dividends are earned or payable on PSUs or RSUs.
The Compensation Committee determined that Cumulative Adjusted Net Income Per Share was an appropriate metric because it incentivizes performance over a multi-year period, and adjusted net income per share is utilized in the Company’s financial modeling and disclosed to stockholders as part of our quarterly and year-end results. In setting the adjusted net income per share goals for fiscal 2025, the Compensation Committee considered the budget for fiscal 2025 and a number of factors that could impact adjusted net income performance over the succeeding years, including the Company’s financial forecasts and existing market and competitive conditions. Based on these factors, the Compensation Committee determined that the targets set would be appropriately challenging for the Company to achieve and would result in delivery of meaningful stockholder value if achieved.

Long-Term Equity Incentive – Annual Grant Values for Fiscal 2025
In the first quarter of fiscal 2025, the Compensation Committee approved the following equity awards, with an effective grant date of January 6, 2025, the values of which were informed in part, by our stock price performance and reflect below market median values among our peer group. The Compensation Committee believes that long-term equity grant values are an important tool to increase the amount of at-risk compensation tied to our stock price and financial performance as well as long-term value creation. For fiscal 2025, the Compensation Committee approved total equity award values that were in line with prior year, with no increases for any NEOs.

NEO	Fiscal 2025 Total Equity Award Value ($)(1)	Fiscal 2025 RSUs Award Value ($) (50% of total)	Fiscal 2025 PSUs Award Value ($) (50% of total)
Stephen J. Barnard	1,200,000	600,000	600,000
John M. Pawlowski	1,000,000	500,000	500,000
Bryan E. Giles	680,000	340,000	340,000
Joanne C. Wu	500,000	250,000	250,000
Juan A. Wiesner	200,000	100,000	100,000

(1)
Reflects the grant values approved by the Compensation Committee. These values are converted to shares based on a trailing 30-day average stock price from the date of grant ($13.68 per share) consistent with our equity award grant practices. The values reported in the Summary Compensation Table and Grants of Plan-Based Awards Table reflect, as required by ASC 718, a closing stock price on the grant date of January 6, 2025 of $13.20 per share.

2023-2025 PSU Program Results and Payout
For the 2023-2025 PSU program, PSUs were earned based on Cumulative Adjusted Net Income Per Share goals over a three-year performance period (November 1, 2022- October 31, 2025). The Company achieved $1.72 Cumulative Adjusted Net Income Per Share over the three-year performance period, representing 122% of target, and thus 174% of target PSUs were earned for the 2023-2025 performance period.

	Threshold	Target	Maximum	Actual Performance
Performance Range (% of cumulative 3-year adjusted net income per share)	70%	100%	130%	122%
Cumulative Adjusted Net Income Per Share	$0.99	$1.41	$1.83	$1.72
PSUs payable as a % of target	50%	100%	200%	174%

In calculating Cumulative Adjusted Net Income Per Share, the Compensation Committee made certain adjustments, consistent with plan parameters and in line with adjustments that are incorporated and communicated to stockholders as part of the Company’s earnings reporting process. Adjusted net income (loss) refers to net income (loss) attributable to the Company, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, advisory costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as impairment, or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.
For a full reconciliation of our Cumulative Adjusted Net Income Per Share for each of the years in our 2023-2025 performance period, please see Exhibit A.

	2025	2024	2023
GAAP Net Income Attributable to Mission (in millions)	$37.7	$36.7	$(2.8)
Adjustments (in millions)	$18.5	$16.1	$16.1
Adjusted Net Income (in millions)	$56.2	$52.8	$13.3
Adjusted Net Income per share	$0.79	$0.74	$0.19

Outstanding PSU awards and Options at October 31, 2025
Based on Cumulative Adjusted Net Income Per Share at October 31, 2025, and if our existing PSU programs paid out on such date, our 2024-2026 PSUs for the three-year performance period from November 1, 2023 through October 31, 2026 would perform at maximum and our 2025-2027 PSUs for the three-year performance period from November 1, 2024 through October 31, 2027 would perform between target and maximum.
All outstanding stock options were valued below their exercise price as of October 31, 2025, when our closing stock price was $11.52. These values demonstrate the direct correlation between the Company’s performance, stock price, and our executive compensation program. Our closing stock price on the record date of February 10, 2026 was $13.71.
2026 Compensation Design
For Mr. Barnard’s fiscal 2026 compensation as Chief Executive Officer through the 2026 Annual Meeting, the Compensation Committee set his base salary at $861,120, reflecting a modest increase in line with the cost-of-living increase provided to employees in general. Such amount will be pro-rated for length of time during fiscal 2026 that Mr. Barnard serves as the Chief Executive Officer. Mr. Barnard’s salary will be reduced as of the effective date of his service as Executive Chairman. Mr. Barnard’s bonus target remains at 100% of base salary and will be based 100% on Company performance, while serving as Chief Executive Officer and as Executive Chairman of the Board. The Compensation Committee set Mr. Barnard’s equity award value at $1.2 million, consistent with prior year, with such amount to be pro-rated to reflect time served as Chief Executive Officer for the fiscal year. Given Mr. Barnard’s transition to the role of Executive Chairman in April 2026, Mr. Barnard will receive an equity award effective as of his transition date with RSUs that vest 50% per year over his 2-year term as Executive Chairman and his PSUs will be subject to a two-year (2026-2027) performance period. Please see Amended and Restated Employment Agreement for Executive Chairman below for Mr. Barnard’s compensation when he transitions to Executive Chairman of the Board in April 2026.
For Mr. Pawlowski’s fiscal 2026 compensation as President and Chief Operating Officer, the Compensation Committee set his base salary at $645,840, reflecting a modest increase in line with the cost-of-living increase provided to employees in general. Such amount will be pro-rated to reflect time served as President and Chief Operating Officer for the fiscal year. Mr. Pawlowski’s base salary will be increased as of the effective date of his service as President and Chief Executive Officer at the conclusion of the 2026 Annual Meeting. Mr. Pawlowski’s bonus target remains at 100% of base salary and will be based 100% on Company performance. The Compensation Committee set Mr. Pawlowski’s equity award value at $1.0 million, consistent with prior year, with such amount to be pro-rated to reflect time served as President and Chief Operating Officer for the fiscal year, with additional equity awards to be made effective as his service as Chief Executive Officer. Please see CEO Employment Agreement for Mr. Pawlowski below for Mr. Pawlowski’s compensation when he transitions to Chief Executive Officer and President in April 2026.
For Mr. Giles and Ms. Wu, the Compensation Committee set base salaries at $527,850 and $484,380, respectively, reflecting a modest increase in line with the cost-of-living increase provided to non-NEO employees in general. No changes were made to Mr. Giles’ or Ms. Wu’s bonus targets, which remain at 75% of base salary. Equity award values for Mr. Giles and Ms. Wu were reduced by $180,000 and $100,000, respectively, from prior year equity award values given an assessment of overall pay magnitude, which the Compensation Committee evaluates when making determinations regarding executive officer compensation. As such, Mr. Giles’ equity award value was set at $500,000 and Ms. Wu’s at $400,000.
For our fiscal 2026, the Compensation Committee maintained a consistent design for the 2026 annual cash incentive plan. The design for the long-term equity incentive program for fiscal 2026 remains largely the same as prior years, with 50% allocated to RSUs, and 50% to PSUs.
Executive Severance and Change in Control
In order to continue to attract and retain qualified executives, and consistent with market practices we maintain an Executive Severance Plan, amended from time to time, for our qualifying NEOs. Under the terms of the Executive Severance Plan, which currently covers Mr. Pawlowski, Mr. Giles, and Ms. Wu, we provide (i) cash benefits in the event of a qualifying termination, with and without a change of control, of 1-1.5x of base salary plus target bonus, (ii) full vesting of time-based equity in the event of a qualifying termination in connection with a change in control (double-trigger), and pro-rata vesting of time-based equity in the event of a qualifying termination not in connection with a change in control, (iii) treatment on PSUs that is aligned with our standard PSU award agreements applicable to all employees; and (iv) up to 12 months of COBRA coverage. No tax gross ups are paid and the payment of these benefits are subject to the execution and non-revocation of a release of claims in favor of the Company and a participation agreement that includes a non-solicitation restrictive covenant for 24 months.
Upon Mr. Pawlowski’s assumption of the role of President and Chief Executive Officer on April 9, 2026, he will no longer participate in the Executive Severance Plan but will have severance and change in control protection pursuant to his employment agreement. Pursuant to Mr. Pawlowski’s employment agreement, effective April 9, 2026, if the Company terminates Mr. Pawlowski’s employment without “cause” or Mr. Pawlowski resigns for “good reason” outside of the Change in Control Period (as defined below), Mr. Pawlowski will be entitled to the following severance benefits (in addition to certain accrued but unpaid amounts): (i) a lump sum cash payment equal to 1.5 times the sum of his base salary and target annual bonus, (ii) the payment by the Company of premiums for up to 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan and (iii) pro-rata vesting of his outstanding RSUs based on days served during the vesting period. If the Company terminates Mr. Pawlowski’s employment without “cause” or Mr. Pawlowski resigns for “good reason” during the Change in Control Period, Mr. Pawlowski would receive a lump sum cash payment equal to 2.0 times the sum of his base salary and target annual bonus, Company-paid COBRA premiums described above, full vesting of his outstanding RSUs, and PSUs would be subject to treatment consistent with the standard PSU award agreement applicable to all employees receiving PSUs.
In addition, under Mr. Barnard’s current CEO employment agreement, we provide (i) cash benefits in the event of a qualifying termination, with and without a change of control, of 2.0 times base salary plus target bonus, (ii) full vesting of time-based equity and earnout at target for outstanding PSUs for Mr. Barnard in the event of a qualifying termination in connection with a change in control (double-trigger), and pro-rata vesting and earnout at actual performance for outstanding PSUs in the event of a qualifying termination not in connection with a change in control, and (iii) up to 12 months of COBRA coverage. No tax gross ups are paid and the payment of these benefits are subject to the execution and non-revocation of a release of claims in favor of the Company and a participation agreement that includes a non-solicitation restrictive covenant for 24 months. Under the terms of Mr. Barnard’s Amended and Restated Employment Agreement, effective April 9, 2026, severance arrangements are consistent with his current CEO employment agreement except that treatment of PSUs will align with the standard PSU award agreement applicable to all employees receiving PSUs, which provides that in the event of a change in control, the performance-period for all outstanding PSUs will be truncated to the fiscal quarter-end prior to the change in control and payout will be based on the greater of (i) actual performance through such quarter-end date, or (ii) target performance.
Perquisites
We believe that providing certain limited perquisites to our NEOs is necessary and appropriate to provide a competitive, well-rounded compensation package. We pay for health insurance premiums and premiums for supplemental disability income protection for certain of our senior executives, including our NEOs. We provide Mr. Giles, Mr. Pawlowski, and Ms. Wu with a monthly car allowance and Mr. Barnard with the use of a company-owned car. Mr. Wiesner also had use of a company-owned car. Except for relocation benefits, we do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company. We also provided for limited Company-paid personal use of chartered aircraft for our CEO. The Compensation Committee believes that the safety, security, accessibility, and efficiency from providing this benefit to our CEO outweighs the incremental cost that we incur.
Executive Stock Ownership Guidelines
Certain of our executive officers, including our NEOs, are subject to robust stock ownership guidelines approved by the Compensation Committee:

Position/Title	Stock Ownership Guideline ($ value)
CEO	5x annual base salary
CFO/President/COO	3x annual base salary
Other Section 16 Officers/SVPs	1x annual base salary

Executives are expected to achieve the required guidelines within 5 years of the later of the adoption of the guidelines in September 2021, or their appointment to the relevant position. After achievement, executives must continue to hold enough shares to maintain such levels while covered by the guidelines. The following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by an executive or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares; and
•	Unvested RSUs which are subject to time-based vesting only.
The value of ownership is measured by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement as of the fiscal year-end. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long-term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
At the last measurement date of October 31, 2025, all then NEOs exceeded their required level of holding, except Mr. Pawlowski who joined the Company in April 2024.
Clawback Policy
The Compensation Committee believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy.
As such, the Compensation Committee maintains a clawback policy applicable to executive officers which provides for the mandatory recoupment of incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with a financial reporting requirement under the federal securities laws. The clawback policy satisfies the requirements under SEC rules regarding incentive recoupment policies. The following table summarizes the key components of our clawback policy:

Covered Officers	Current and former “executive officers” who receive erroneously awarded compensation
Restatements covered
“Restatements” triggering recovery include the correction of not only material errors in previously reported periods (“Big R” restatements), but also immaterial errors in previously reported periods to avoid a material error in a current period that has not previously been reported (“little r” restatements) – no “fault” or misconduct is required

Recoverable Compensation	Erroneously awarded compensation subject to recovery includes excess incentive-based compensation that would not have been received based on a restated “financial reporting measure”
Incentive-Based Compensation
Incentive-based compensation is compensation that is granted, earned or vested based, in whole or in part, on the attainment of a financial reporting measure and received by an employee: (i) after the date he or she commences service as an executive officer; (ii) who served as an executive officer during the applicable performance period; and (iii) during the applicable “three year period”

Time period covered
Applies to incentive-based compensation “received” during the three fiscal years prior to date issuer is required to prepare a restatement (the “three-year period”). “Received” generally means the date the financial reporting measure is attained with respect to the incentive-based compensation, even if the payment or grant of the incentive-based compensation occurred after such date

Discretion
Generally none; certain limited impracticability exceptions apply where the direct cost of recovery to third parties, including reasonable legal expenses and consulting fees, would exceed the amount of recovery, the recovery would violate home-country law based on an opinion of counsel or it would jeopardize the qualified status of a tax-qualified retirement plan

Hedging Restrictions
Under our Insider Trading Policy, we prohibit our employees, including our executive officers, and directors, from hedging the risk associated with ownership of shares of our common stock and other securities.
2025 Say on Pay and Stockholder Outreach
Each year, we carefully consider the results of our Say on Pay vote from the preceding year. We also believe in maintaining an ongoing dialogue with our stockholders and seek their feedback on a wide range of issues. The Company regularly engages with our stockholders and carefully considers any feedback received, including with regard to our governance practices and executive compensation program.
In 2025, approximately 79.14% of the votes cast supported our Say on Pay vote. Given the lower level of support compared to the Company’s prior Say on Pay votes, 97% in 2023 and 94% in 2022, we reached out to approximately 20% of our non-insider shareholders, ultimately engaging in discussions with shareholders representing approximately 9% of our non-insider shareholdings. In general, feedback was very supportive, and no major concerns were cited. Topics discussed included performance metrics and clawback policy considerations. These discussions were shared with our Compensation Committee, who considered the feedback when making compensation decisions for 2026.
In addition, our management team participated in four investor events in fiscal 2025 and had approximately 60 interactions with our investors during the year.

Executive Compensation Tables
Summary Compensation Table
The following table provides information concerning the compensation of our NEOs for each of the last three completed fiscal years. Our fiscal year end is October 31.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Stephen J. Barnard, Chief Executive Officer	2025	825,850	—	1,157,891	1,010,880	56,125	3,050,746
	2024	795,210	—	1,238,312	1,376,034	91,263	3,500,819
	2023	775,008	—	1,717,803	—	82,473	2,575,284
John M. Pawlowski, President and Chief Operating Officer(5)	2025	619,385	124,800	964,907	606,528	84,331	2,399,951
	2024	346,155	475,002	1,014,609	—	222,663	2,058,429
Bryan E. Giles, Chief Financial Officer	2025	502,781	76,502	656,146	371,790	81,145	1,688,364
	2024	484,782	73,051	701,711	502,591	76,611	1,838,746
	2023	467,354	70,875	584,051	—	73,594	1,195,874
Joanne C. Wu, General Counsel and Secretary	2025	464,540	70,200	482,460	341,172	79,104	1,437,476
	2024	444,804	67,501	515,960	464,408	74,674	1,567,347
	2023	410,146	62,400	429,445	—	70,808	972,799
Juan A. Wiesner, Former President of Central and South America(7)	2025	455,307(6)	—	192,984	—	22,061	670,352
	2024	445,737(6)	108,750	206,382	—	17,550	778,419
	2023	465,910(6)	21,750	429,445	—	16,819	933,924

(1)
For Mr. Pawlowski, Mr. Giles, and Ms. Wu, amounts represent the 20% discretionary portion of the annual cash incentive plan that was awarded based on a subjective performance review of the individual’s overall performance at the end of the fiscal year.

(2)
Amounts reflect the grant date fair value of equity awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), based on a closing stock price of our stock on the date of grant of $13.20 and, for our PSUs, a percentage earnout of 100% based on the probable outcome of the financial performance measure (Cumulative Adjusted Net Income Per Share) over the three-year performance period as of the grant date. Our RSUs vest ratably over three years following the date of grant. For the PSUs, Cumulative Adjusted Net Income Per Share is a performance condition as defined under ASC 718. The grant date fair values shown in this table are based on probable outcomes of this performance condition at target as of the grant date. The following are the grant date fair values of PSUs granted for fiscal 2025 based on the probable outcome and if the maximum level of performance on Cumulative Adjusted Net Income Per Share is achieved, resulting in a payout of 200%:

NEO	Grant Date Fair Value of PSUs at Probable Outcome ($)	Grant Date Fair Value of PSUs at Maximum Outcome ($)
Stephen J. Barnard	578,939	1,157,878
John M. Pawlowski	482,447	964,894
Bryan E. Giles	328,073	656,146
Joanne C. Wu	241,230	482,460
Juan A. Wiesner	96,492	192,984

For 2025 stock awards, as required by ASC 718, amounts reflect a closing stock price on the grant date of January 6, 2025 of $13.20 per share. Such closing stock price differs from the stock price used to calculate the number of shares awarded of $13.68 per share, which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices. As such, the values reported in the Summary Compensation Table are lower than the values approved by the Compensation Committee. None of our equity awards accrue or are paid dividends.
(3)
Amounts reflect annual cash incentive awards that were earned based on the achievement of pre-determined Company performance criteria set early in the fiscal year which comprised 80% of the annual cash incentive plan for Mr. Pawlowski, Mr. Giles, and Ms. Wu and 100% of the annual cash incentive plan for Mr. Barnard. Our performance against the Company performance criteria – Adjusted EBITDA – under the fiscal 2025 annual cash incentive plan was 110.76% of target. In 2023, no annual cash incentive was earned or paid based on failure to achieve threshold level of performance on Company performance metrics.

(4)	All Other Compensation for fiscal 2025 includes:

	Barnard	Pawlowski	Giles	Wu	Wiesner
401k matching contributions	14,000	17,692	14,000	14,000	—
Health insurance premiums	25,277	34,599	34,599	34,599	18,498
Incremental cost of personal use and maintenance of company-owned car	5,633	—	—	—	3,563
Incremental cost of personal use of company-chartered aircraft	2,781	—	—	—	—
Supplemental disability income premiums	8,434	5,144	5,650	3,609	—
Car allowance	—	26,896	26,896	26,896	—
Total	56,125	84,331	81,145	79,104	22,061

The incremental cost to the Company for personal use of a Company-owned car is based on an amount allocated towards personal use and comprise, as applicable, vehicle cost, fuel, maintenance, insurance, driver costs, and registration costs. The incremental cost to the Company of personal use of Company-paid chartered aircraft is calculated based on charges paid to private charter companies for flights.
(5)	Mr. Pawlowski’s fiscal 2024 compensation reflects a hire date of April 1, 2024.
(6)
Includes amounts paid in such fiscal year pursuant to a profit-sharing scheme required under Peruvian law. Such additional compensation is based on the application of a certain percentage applied to the prior year profits of our Peruvian operations and distributed to employees in the following year based on compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme in fiscal 2025 was $9,125.

(7)
Mr. Wiesner departed the Company on November 1, 2025. He was not eligible and did not receive any cash bonus for fiscal year 2025. As part of Mr. Wiesner’s separation agreement, the Company paid him a cash severance payment totaling $375,000 which includes $354,462 as part of the Peruvian regulatory incentive program for departing employees that encourage, and is payable only upon, the incorporation of a new company under Peruvian law and $20,538 representing additional severance pay. These amounts are not included in the table as they were payable after the conclusion of fiscal 2025. The separation agreement also includes, among other restrictions, a covenant not to compete for 18 months. In addition, Mr. Weisner has forfeited in all unvested RSUs at November 1, 2025, but continues to hold PSUs that will payout in accordance with their terms at the end of the respective performance period, pro-rated for time employed during the applicable performance period.

Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of an award made to an NEO in fiscal 2025 under any compensatory plan.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares or stock units (#)(3)	Grant date fair value of stock and options awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Barnard		—(1)	832,000	1,664,000
	1/6/2025				21,930	43,859	87,718		578,939
	1/6/2025							43,860	578,952
John M. Pawlowski		—(1)	499,200	998,400
	1/6/2025				18,275	36,549	73,098		482,447
	1/6/2025							36,550	482,460
Bryan E. Giles		—(1)	306,000	612,000
	1/6/2025				12,427	24,854	49,708		328,073
	1/6/2025							24,854	328,073
Joanne C. Wu		—(1)	280,800	561,600
	1/6/2025				9,138	18,275	36,550		241,230
	1/6/2025							18,275	241,230
Juan A. Wiesner		—	—	—
	1/6/2025				3,655	7,310	14,620		96,492
	1/6/2025							7,310	96,492

(1)
At target, represents estimated payouts for the 80% of our annual cash incentive plan for 2025 based on achievement of a pre-established financial performance metric (Adjusted EBITDA) for Mr. Pawlowski, Mr. Giles, and Ms. Wu and 100% of our annual cash incentive plan for 2025 for Mr. Barnard. Maximum payout represents 200% of target for Mr. Barnard and 160% of target for Mr. Pawlowski, Mr. Giles, and Ms. Wu. Payouts commence once threshold performance is met and increase to 100% at target performance and 200% of target if maximum performance is achieved. In December 2025, the Compensation Committee approved annual cash incentive payout for this component of the 2025 annual cash incentive plan at 121.5% of target bonus opportunity based on the Company’s achievement at 110.76% of target. Values do not include the amount that may be earned under our annual cash incentive plan that is based on individual performance for Mr. Pawlowski, Mr. Giles, and Ms. Wu, representing 20% of target bonus opportunity, nor the potential bonus payment to Mr. Wiesner who does not participate in our annual incentive cash plan. Due to the subjective nature of each of these potential payments that are based on individual performance, they are considered bonuses and reflected as such in the Summary Compensation Table.

(2)
Represents PSU awards under our long-term equity incentive program which are based on achievement of a pre-established financial performance metric (Cumulative Adjusted Net Income Per Share) over a three-year performance period (November 1, 2024 – October 31, 2027). Awards earned, if any, vest at the end of the three-year performance period. The number of PSUs granted (which equals the target number of PSUs) will be multiplied by a payout percentage, which can range from 50% at threshold performance to 200% at maximum performance, to determine the number of PSUs earned at the end of the performance period. No amounts are earned for below threshold performance. Shares of our common stock will be issued on a one-for-one basis for each PSU earned. Our PSUs were granted under our Mission Produce, Inc. 2020 Incentive Award Plan and do not earn or accrue dividends.

(3)	Represents RSUs that vest ratably on the first, second and third anniversary of the grant date.
(4)
Values are calculated using the closing price of our common stock on the grant date, which was $13.20 and assumes a probable outcome at target performance for the PSUs. Amounts reflect the grant date fair value of equity awards computed in accordance with ASC 718, which is lower than the value approved by the Compensation Committee, as more fully described in footnote 3 to the Summary Compensation Table.

Outstanding Equity Awards Table
The following table sets forth certain information concerning outstanding equity awards held by the NEOs at October 31, 2025, our fiscal year end.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned units, or other rights have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights have not vested ($)(1)
Stephen J. Barnard	1,699,770		$13.74	7/9/2029	113,999(2)	1,313,268	100,723(3)	1,160,333(3)
		—					123,584(4)	1,423,688(4)
							87,718(5)	1,010,511(5)
John M. Pawlowski					65,188(2)	750,966	85,910(4)	989,683(4)
							73,098(5)	842,089(5)
Bryan E. Giles	105,723	—	$12.00	9/30/2030	58,039(2)	668,609	34,247(3)	394,522(3)
							70,030(4)	806,746(4)
							49,708(5)	572,636(5)
Joanne C. Wu					42,676(2)	491,628	25,181(3)	290,088(3)
							51,492(4)	593,188(4)
							36,550(5)	421,056(5)
Juan A. Wiesner	20,787	—	$12.00	9/30/2030	21,412(2)(6)	246,666	25,181(3)	290,088(3)(6)
							20,596(4)(6)	237,266(4)(6)
							14,620(5)(6)	168,422(5)(6)

(1)	Value calculated using the closing stock price of our common stock on October 31, 2025 of $11.52.
(2)	Amounts include the following outstanding unvested RSUs. Each vesting is subject to the individual’s continued employment through the vesting dates.

Name	Outstanding Unvested Shares	Grant Date	Future Vesting Dates	Shares Vesting on Vesting Date
Stephen J. Barnard	28,944	1/6/2023	1/6/2026	28,944
	41,195	1/5/2024	1/5/2026 and 1/5/2027	20,597 on the first vesting date and 20,598 on the second vesting date
	43,860	1/6/2025	1/6/2026, 1/6/2027, and 1/6/2028	14,620 on each vesting date
John M. Pawlowski	28,638	4/5/2024	4/5/2026 and 4/5/2027	14,319 on each of vesting date
	36,550	1/6/2025	1/6/2026, 1/6/2027, and 1/6/2028	12,183 on the first and second vesting dates and 12,184 on the third vesting date
Bryan E. Giles	9,841	1/6/2023	1/6/2026	9,841
	23,344	1/5/2024	1/5/2026 and 1/5/2027	11,672 on each vesting date
	24,854	1/6/2025	1/6/2026, 1/6/2027, and 1/6/2028	8,284 on the first vesting date and 8,285 on the second and third vesting dates
Joanne C. Wu	7,236	1/6/2023	1/6/2026	7,236
	17,165	1/5/2024	1/5/2026 and 1/5/2027	8,582 on the first vesting date and 8,583 on the second vesting date
	18,275	1/6/2025	1/6/2026, 1/6/2027, and 1/6/2028	6,091 on the first vesting date and 6,092 on the second and third vesting dates

Name	Outstanding Unvested Shares	Grant Date	Future Vesting Dates	Shares Vesting on Vesting Date
Juan A. Wiesner	7,236	1/6/2023	1/6/2026	7,236
	6,866	1/5/2024	1/5/2026 and 1/5/2027	3,433 on each vesting date
	7,310	1/6/2025	1/6/2026, 1/6/2027, and 1/6/2028	2,436 on the first vesting date and 2,437 on the second and third vesting dates

(3)
Represents our 2023-2025 PSUs granted for the three-year performance period from November 1, 2022 through October 31, 2025, multiplied by a 174% payout percentage based on actual performance achieved at the end of the three-year performance period at 122% of target based on our Cumulative Adjusted Net Income Per Share performance over the performance period. Service through the January 6, 2026 vesting date is required, except for certain qualifying terminations.

(4)
Represents our 2024-2026 PSUs granted for the three-year performance period from November 1, 2023 through October 31, 2026, multiplied by a 200% payout percentage based on maximum performance. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of October 31, 2025 is above target performance

(5)
Represents our 2025-2027 PSUs granted for the three-year performance period from November 1, 2024 through October 31, 2027, multiplied by a 200% payout percentage based on maximum performance. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of October 31, 2025 is above target performance.

(6)
Upon Mr. Wiesner’s departure from the Company on November 1, 2025, all of his unvested RSUs were forfeited. Mr. Wiesner will continue to participate in the outstanding PSU programs and any payout will be based on actual performance at the end of the performance periods, pro-rated for length of time served during the performance period which is in line with our standard PSU award agreement.

Option Exercises and Stock Vested Table
The following table provides information about options exercised by the NEOs and stock vested for the NEOs during the fiscal year ended October 31, 2025. This information does not include the shares acquired pursuant to the 2023-2025 PSU program as the shares were not issuable until the Compensation Committee certification date of January 6, 2026. The vesting and share issuances for the 2023-2025 PSUs will be reflected in the stock vested table for fiscal 2026.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Stephen J. Barnard	—	—	76,283	1,049,542
John M. Pawlowski	—	—	14,318	144,612
Bryan E. Giles	15,000	35,932	28,199	388,749
Joanne C. Wu	—	—	22,410	305,377
Juan A. Wiesner	—	—	17,355	238,193

(1)	Represents the aggregate of the closing market price at exercise, less the exercise price, for each share exercised.
(2)	Calculated using the closing stock price on the date of vesting.
Nonqualified Deferred Compensation Plan
We currently offer a cash deferred compensation plan for certain of our employees, including our NEOs. Our cash deferred compensation plan provides eligible employees an opportunity to save for retirement and other purposes. Employees may defer up to 90% of their pre-tax base salary and between 10% and 100% of their annual bonus under the plan, which contribution amounts may be matched by the Company at our discretion. Matching contributions, if any, are immediately vested. Employees have an opportunity to earn returns (positive or negative) based on notional investment alternatives offered under the plan but may only earn such returns with respect to any portion of the deferral account based on a single investment option at a time (i.e., no “greater of” returns apply to any amounts deferred under the Deferred Compensation Plan, and any changes to notional investments may only be made prospectively). Employees may elect that account balances be distributed upon any or all of the following payment events: a date specified by the participant with a minimum deferral period of two years, upon a separation from service, retirement or death.

In fiscal 2025, Mr. Barnard and Mr. Giles participated in our cash deferred compensation plan. The Company did not provide any matching contributions.

Name	Executive contributions in fiscal 2025(1)($)	Registrant contributions in fiscal 2025	Aggregate earnings in fiscal 2025(2)($)	Aggregate withdrawals/ distributions in fiscal 2025($)	Aggregate balance as of October 31, 2025(3)($)
Stephen J. Barnard	223,266	—	314,576	—	1,743,846
Bryan E. Giles	147,931	—	49,012	(143,029)	456,119

(1)	These amounts represent compensation earned by the NEOs in fiscal 2025 and are also reported in the appropriate columns in the “Summary Compensation Table” above.
(2)
Represents net amounts credited to the NEO’s accounts as a result of performance of the investment vehicle in which their accounts were deemed invested. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(3)
Aggregate balance as of October 31, 2025 includes all contributions from earned compensation, plus investment income, through fiscal 2025. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” for fiscal years 2025, 2024, and 2023: $302,690 for Mr. Barnard and $389,743 for Mr. Giles.

Earnings on amounts contributed to our cash deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. Participants do not have an ownership interest in the investment options they select. No fixed interest or “above market” interest rates are offered under the plan. The investment options under the deferred compensation plan and their annual cumulative rates of return for fiscal year 2025 are in the table below:

Fund Name	Fiscal 2025 Cumulative Annual Returns (%)	Fund Name	Fiscal 2025 Cumulative Annual Returns (%)
DWS RREEF Real Assets Fund - Class Inst	9.97	Fidelity Freedom® Retirement Fund Class K6	9.93
Fidelity® U.S. Bond Index Fund	6.78	Fidelity® Government Money Market Fund Class K6	3.48
PGIM Total Return Bond Fund -Class R6	7.24	Cohen & Steers Realty Shares Fund Class L	2.87
Fidelity® 500 Index Fund	17.50	DFA U.S. Small Cap Portfolio Institutional Class	5.15
Parnassus Core Equity Fund - Institutional Shares	12.02	Fidelity Freedom® 2020 Fund Class K6	14.10
JPMorgan Large Cap Growth Fund Class R6	19.44	Fidelity Freedom® 2025 Fund Class K6	15.55
Dodge & Cox Stock Fund Class X	10.27	Fidelity Freedom® 2030 Fund Class K6	16.60
Fidelity® Extended Market Index Fund	12.53	Fidelity Freedom® 2035 Fund Class K6	17.92
Carillon Eagle Mid Cap Growth Fund Class I	8.36	Fidelity Freedom® 2040 Fund Class K6	20.38
John Hancock Funds Disciplined Value Mid Cap Fund Class R6	9.65	Fidelity Freedom® 2045 Fund Class K6	21.78
Fidelity® Global ex U.S. Index Fund	29.20	Fidelity Freedom® 2050 Fund Class K6	21.76
The Hartford International Opportunities Fund Class R6	25.19	Fidelity Freedom® 2055 Fund Class K6	21.74
Fidelity® Select Health Care Portfolio	8.87	Fidelity Freedom® 2060 Fund Class K6	21.83
Fidelity Freedom® 2010 Fund Class K6	10.89	Fidelity Freedom® 2065 Fund Class K6	21.77
Fidelity Freedom® 2015 Fund Class K6	12.45	Fidelity Freedom® 2070 Fund Class K6	21.35

Executive Employment and Severance Arrangements; Offer Letters
Current CEO Employment Agreement
On August 7, 2023, the Company and Mr. Barnard entered into an Employment Agreement memorializing the terms of his continued employment as CEO of the Company. The CEO Employment Agreement has an initial five-year term, subject to automatic renewal for additional one-year periods, unless either party gives written notice of non-renewal to the other party at least 180 days prior to the expiration of the then-current term and subject to earlier termination in accordance with the terms of the Employment Agreement.
The payments and benefits to which Mr. Barnard is entitled under the Employment Agreement include: (i) an annual base salary of at least $775,000; (ii) participation in the Company’s annual incentive plan, with a target annual bonus opportunity equal to 100% of base salary and a maximum annual bonus opportunity equal to 200% of base salary; (iii) participation in the Company’s employee benefit plans that are generally available to senior executives of the Company; and (iv) eligibility to receive equity or other long-term incentive awards that may be approved by the Compensation Committee.
Pursuant to the Employment Agreement, if the Company terminates Mr. Barnard’s employment without “cause” or Mr. Barnard resigns for “good reason” outside of the Change in Control Period (as defined below), Mr. Barnard will be entitled to the following severance benefits (in addition to certain accrued but unpaid amounts): (i) a lump sum cash payment equal to 2.0 times the sum of his base salary and target annual bonus for the year of termination, (ii) the payment by the Company of premiums for up to 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan and (iii) pro-rata vesting of his outstanding equity awards based on days served during the vesting period and, in the case of awards subject to performance-based vesting conditions, actual performance during the applicable performance period. If the Company terminates Mr. Barnard’s employment without “cause” or Mr. Barnard resigns for “good reason” during the Change in Control Period, in addition to the cash severance and Company-paid COBRA premiums described above, Mr. Barnard will receive full vesting of his outstanding RSUs, and PSUs would vest at target level of performance. In addition, the stock option exercise period will be extended to twelve months following termination, subject to earlier option expiration.
The Employment Agreement provides that the severance benefits are subject to Mr. Barnard’s execution and non-revocation of a release of claims in favor of the Company and Mr. Barnard is subject to a non-solicitation restrictive covenant for 24-months following his termination of employment with respect to employees, clients, customers, and certain other business relationships of the Company.
Under the Employment Agreement, “cause” means the occurrence of any of the following events, as determined by the Board of Directors in good faith: (i) failure to substantially perform his duties (other than a failure resulting from his Disability) after receiving written notification of such failure from the Board of Directors, including his failure to follow any lawful directive from the Board of Directors; (ii) material breach of the Employment Agreement or other written agreement with the Company or its affiliate, or material violation of any code or standard of behavior generally applicable to employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company; (iv) commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude (other than traffic violations not involving alcohol or drugs); (v) failure to devote substantially all of his working time to the business of the Company; (vi) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing his duties and responsibilities; (vii) commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its affiliates, or the material breach of fiduciary duty against the Company; (viii) engaging in misconduct in connection with the performance of any of the his duties, including by embezzlement or theft from the Company, misappropriating funds from the Company or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company; or (ix) disloyalty to the Company, including willfully aiding a competitor or improperly disclosing confidential information.
A “change in control” is defined as (i) a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the SEC or a transaction or series of transactions that meets the requirements below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and, after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
“Good reason” means any of the following actions taken without Cause by the Company and without the CEO’s consent: (i) a reduction of base compensation by more than 10%; or (ii) a material diminution of authority, duties, or responsibilities; provided, however, that a change in position following a Change in Control shall not constitute Good Reason so long as he retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control; or (iii) a relocation, without written approval, of the principal workplace by more than 50 miles.
The “Change in Control Period” is the period commencing three months prior to a “change in control” and ending on the 24-month anniversary of the “change in control.”
Amended and Restated Employment Agreement for Executive Chairman
In connection with Mr. Barnard’s transition to Executive Chairman, effective April 9, 2026, the Company and Mr. Barnard entered into an Amended and Restated Employment Agreement with a fixed two-year term ending on April 9, 2028. The payments and benefits to which Mr. Barnard is entitled under the Amended and Restated Employment Agreement include: (i) an annual base salary of 75% of the Chief Executive Officer’s annual base salary for the first year of the term, pro-rated for length of time served in the Executive Chairman role, and 50% for the second year of the term; (ii) participation in the Company’s annual incentive plan, with a target annual bonus opportunity equal to 100% of base salary; (iii) participation in the Company’s employee benefit plans that are generally available to senior executives of the Company; and (iv) equity incentive awards in the form of 50% RSUs and 50% PSUs, with award values targeted at 75% of the then current Chief Executive Officer’s target equity award grant value on an annualized basis, pro-rated for length of time served in the Executive Chairman role for the first year of the term and 50% for the second year of the term. RSUs granted to Mr. Barnard for the first year of his term would be subject to a two-year ratable vesting, and the RSUs granted in the second year of his term would be subject to a one-year cliff vest. For PSUs granted for the first year of the term, earnouts would be based on a 2-year performance period. For PSUs granted for the second year of the term, earnouts would be based on a time-based vesting condition (requiring service through the last day of the term) and a 2-year performance period. All terms applicable to separation and change in control are consistent with Mr. Barnard’s CEO Employment Agreement except that the treatment of PSUs in the event of termination and/or a change in control are aligned with the standard PSU award agreement applicable to all employees receiving PSUs.
CEO Employment Agreement for Mr. Pawlowski
On December 18, 2025, the Company and Mr. Pawlowski entered into an Employment Agreement memorializing the terms of employment as President and Chief Executive Officer of the Company, effective as of April 9, 2026 at the close of the Annual Meeting.
The CEO Employment Agreement has an initial one-year term, subject to automatic renewal for additional one-year periods, unless either party gives written notice of non-renewal to the other party at least 180 days prior to the expiration of the then-current term and subject to earlier termination in accordance with the terms of the Employment Agreement.
The payments and benefits to which Mr. Pawlowski is entitled under his CEO Employment Agreement include: (i) an annual base salary of at least $750,000 (such amount to be pro-rated for length of time served in fiscal 2026); (ii) participation in the Company’s annual incentive plan, with a target annual bonus opportunity equal to 100% of base salary; (iii) participation in the Company’s employee benefit plans that are generally available to senior executives of the Company; and (iv) annual equity awards, with a value of $2,000,000 for fiscal 2026, pro-rated for length of time served as CEO in fiscal 2026.
Pursuant to the CEO Employment Agreement, if the Company terminates Mr. Pawlowski’s employment without “cause” or Mr. Pawlowski resigns for “good reason” outside of the Change in Control Period (as defined above), Mr. Pawlowski will be entitled to the following severance benefits (in addition to certain accrued but unpaid amounts): (i) a lump sum cash payment equal to 1.5 times the sum of his base salary and target annual bonus, (ii) the payment by the Company of premiums for up to 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan and (iii) pro-rata vesting of his outstanding RSUs based on days served during the vesting period and treatment consistent with the standard award agreement for PSUs. If the

Company terminates Mr. Pawlowski’s employment without “cause” or Mr. Pawlowski resigns for “good reason” during the Change in Control Period, Mr. Pawlowski would receive a lump sum cash payment equal to 2.0 times the sum of his base salary and target annual bonus, Company-paid COBRA premiums described above, full vesting of his outstanding RSUs, and PSUs would be subject to treatment consistent with the standard PSU award agreement applicable to all employees receiving PSUs.
The Employment Agreement provides that the severance benefits are subject to the execution and non-revocation of a release of claims in favor of the Company and a non-solicitation restrictive covenant for 24-months following his termination of employment with respect to employees, clients, customers, and certain other business relationships of the Company.
The definitions of cause, change in control and change in control period are generally the same as those for Mr. Barnard’s Employment Agreement.
Executive Severance Plan
On August 7, 2023, and amended on December 11, 2025, the Compensation Committee adopted an Executive Severance Plan, which provides for severance benefits to eligible executive officers of the Company. Currently, only Mr. Giles, Mr. Pawlowski, and Ms. Wu participate in the Executive Severance Plan (collectively, the “Covered Executives”). Effective with Mr. Pawlowski’s appointment to CEO, Mr. Pawlowski will no longer be a participant in the Executive Severance Plan. Severance terms applicable for Mr. Pawlowski are included in his employment agreement with the Company discussed above.
Under the terms of the Severance Plan, in the event the Covered Executive is terminated by the Company without “cause” or resigns due to “good reason,” such Covered Executive will be entitled to receive: (i) a lump sum cash payment equal to (a) 1.0 times the sum of the Covered Executive’s base salary and target annual bonus for the year of termination if the qualifying termination occurs outside of the Change in Control Period (as defined above), with the multiple increasing to 1.5 if the qualifying termination occurs during the Change in Control Period; (ii) the payment by the Company of premiums for up to 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan and (iii) in the case of a qualifying termination outside of the Change in Control Period, pro-rata vesting of the Covered Executive’s outstanding equity awards based on days served during the vesting period and, in the case of awards subject to performance-based vesting conditions, treatment in line with the standard PSU award agreement applicable to employees receiving PSUs. In addition, the stock option exercise period will be extended to twelve months following termination, subject to earlier option expiration.
The Severance Plan provides that the severance benefits are subject to the Covered Executive’s execution and non-revocation of a release of claims in favor of the Company and each Covered Executive is required to enter into a participation agreement which includes a non-solicitation restrictive covenant for 24-months following the Covered Executive’s termination of employment with respect to employees, clients, customers, and certain other business relationships of the Company.
The definitions of cause, change in control and change in control period under the Severance Plan are generally the same as those for the Employment Agreement. Under the Severance Plan, “good reason” means any of the following actions taken without Cause by the Company and without the Participant’s consent: (i) material reduction of the Participant’s base compensation; or (ii) material reduction of the Participant’s authority, duties, or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless the Participant’s new authority, duties, or responsibilities are materially reduced from the prior authority, duties, or responsibilities and, for clarity, in no event shall a Change in Control as a result of which the Company becomes a subsidiary or division of a larger organization and/or ceases to be a publicly-listed company, in and of itself, constitute Good Reason, if the Participant’s authority, duties and responsibilities within the Company (however the Company may be held following such Change in Control) are not materially reduced.
Equity Award Agreements
Our standard equity award agreements provide limited benefits in the event of termination. All outstanding and unvested RSUs and stock options are forfeited in the event of termination. Our stock option award agreements provide an extended exercise period of one year in the event of death or disability. Our PSU agreements provide that:
•	in the event of death or disability, the number of PSUs earned is based on target performance and are pro-rated based on the number of months of service during each performance period;
•
in the event of termination by the Company without “Cause” or by executive for “Good Reason”, the number of PSUs earned is based on actual performance at the end of the performance period, pro-rated based on number of months of service during the performance period; and

•
upon a Change-in-Control, if outstanding awards are not continued, converted, assumed, or replaced with a substantially similar award, the number of PSUs earned is based on the greater of actual performance and target performance, without pro-rating, utilizing the date of the most recent fiscal quarter end prior to a Change in Control as the last day of the relevant performance period. The definitions of “Cause”, “Change in Control”, and “Good Reason” under the PSU award agreement are generally the same as those for the Executive Severance Plan.

For our NEOs, to the extent that the terms of the award agreements differ from the terms of the Executive Severance Plan or the applicable employment agreements, as applicable, the terms of the Executive Severance Plan or applicable employment agreement control.
Offer Letters
Per the terms of Mr. Pawlowski’s offer letter dated February 21, 2024, Mr. Pawlowski’s salary was set at $600,000, and he is eligible to participate in our annual cash incentive program beginning in fiscal year 2025 with a target payout equal to 100% of his annual base salary. In addition, the offer letter provided that Mr. Pawlowski is eligible to participate in our long-term equity incentive programs, receives a car allowance, and is eligible to participate in the Company’s customary health, welfare, and fringe benefit plans. The offer letter also provided Mr. Pawlowski with a guaranteed cash bonus equal to 100% of his annual base salary for fiscal 2024, pro-rated based on the number of months between his start date and October 31, 2024, and a cash signing bonus in the amount of $125,000, which was earned in two installments – half upon the completion of the third month of employment and the other half upon the completion of his sixth month of employment. Mr. Pawlowski’s offer letter also provided relocation benefits, including temporary housing and reimbursement of reasonable, documented, out of pocket expenses associated with his relocation (and a corresponding tax gross up on such amount).
Mr. Pawlowski and the Company have entered into an Employment Agreement, effective April 9, 2026. Such Employment Agreement will supersede the terms of Mr. Pawlowski’s Offer Letter. See CEO Employment Agreement for Mr. Pawlowski above for more information.
Per the terms of Ms. Wu’s offer letter dated March 8, 2021, she is eligible to participate in our performance-based incentive programs, with a target annual cash incentive payout equal to 75% of her annual base salary, receives a car allowance, and is eligible to participate in the Company’s customary health, welfare, and fringe benefit plans. Ms. Wu’s offer letter also included a sign-on equity award of RSUs equal to approximately $160,000, with a grant date of March 8, 2021, shares awarded based on a trailing 30-day stock price average, and ratable vesting over four years.
Potential Payments Upon Termination or Change in Control
Per the terms of the Employment Agreement and Severance Plan, Mr. Barnard, Mr. Pawlowski, Mr. Giles, and Ms. Wu receive certain payments in the event of a qualifying termination and a qualifying termination within the change in control period (as defined) as set forth in the table set forth below– see Executive Employment and Severance Arrangements; Offer Letters.
Mr. Wiesner did not participate in our Executive Severance Plan. Equity award treatment upon termination for Mr. Wiesner was subject to our standard award agreements which provide certain benefits as described above. Upon Mr. Wiesner’s separation, he received a cash severance payment of $375,000, which included $354,462 as part of the Peruvian regulatory incentive program for departing employees that encourage, and is payable only upon, the incorporation of a new company under Peruvian law and $20,538 representing additional severance pay. The separation agreement also included, among other restrictions, a covenant not to compete for 18 months. Mr. Wiesner’s unvested RSUs were forfeited on November 1, 2025. He will continue to participate in the Company’s PSU programs with any earnouts, if any, to be based on Company performance at the end of the applicable performance period and pro-rated for length of time served during the applicable performance period.

Estimated Potential Payments
The table below sets forth the estimated value of compensation and benefits that would be delivered to each of our NEOs upon (i) a termination by the Company without Cause or by the executive for Good Reason (a “Qualifying Termination”) within the Change in Control Period (“CIC Period”), (ii) a Qualifying Termination (not within the CIC Period), and (iii) death or disability, assuming such events occurred on October 31, 2025. This table excludes any accrued obligations and any benefits that are generally available to all employees, including fiscal year end annual cash incentive payments and bonuses, payment of accrued but unused paid time off, PSUs that are deemed earned at fiscal year-end, if any, and balances under our Deferred Compensation Plan. All equity values shown in the table below are based on the closing stock price of our common stock on October 31, 2025 of $11.52. The actual value of the equity awards that would be provided can only be determined at the time of an actual triggering event. Mr. Wiesner’s amounts are based on the actual severance compensation applicable to Mr. Wiesner’s separation on November 1, 2025.

Name and Principal Position	Triggering Event	Cash Severance ($)	Health Benefits ($)	Equity Award Value ($)	Total ($)
Stephen J. Barnard Chief Executive Officer	Qualifying Termination within CIC Period	3,328,000(2)	47,588(1)	3,197,226(3)	6,572,814
	Qualifying Termination (not within CIC Period)	3,328,000(4)	47,588(1)	2,990,528(5)	6,366,116
	Death or Disability	—	287,588(8)	1,309,839(6)	1,597,427
John M. Pawlowski President and Chief Operating Officer	Qualifying Termination within CIC Period	1,872,000(2)	67,056(1)	1,666,852(3)	3,605,908
	Qualifying Termination (not within CIC Period)	1,248,000(4)	67,056(1)	1,100,687(5)	2,415,743
	Death or Disability	—	2,117,056(8)	470,243(6)	2,587,298
Bryan E. Giles Chief Financial Officer	Qualifying Termination within CIC Period	1,338,750(2)	67,056(1)	1,585,037(3)	2,990,843
	Qualifying Termination (not within CIC Period)	892,500(4)	67,056(1)	1,370,209(5)	2,329,765
	Death or Disability	—	1,477,056(8)	591,091(6)	2,068,147
Joanne C. Wu General Counsel and Secretary	Qualifying Termination within CIC Period	1,228,500(2)	67,056(1)	1,165,467(3)	2,461,023
	Qualifying Termination (not within CIC Period)	819,000(4)	67,056(1)	1,007,495(5)	1,893,551
	Death or Disability	—	2,797,056(8)	434,623(6)	3,231,678
Juan A. Wiesner Former President of Central and South America	Qualifying Termination (not within CIC Period)	375,000(7)	—	494,449(5)	869,449

(1)	Represents premiums for 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan.
(2)
Represents a lump sum cash payment (a) for Mr. Barnard, equal to 2.0 times the sum of his base salary plus target annual bonus, and (b) for the other NEOs, equal to 1.5 times the sum of the Covered Executive’s base salary plus target annual bonus under the annual cash incentive plan.

(3)
Represents the value of full vesting of outstanding unvested RSUs, plus the value of the outstanding 2023-2025, 2024-2026 and 2025-2027 PSUs based on the number of PSUs earned at target level performance. In addition, stock options would be exercisable for 12 months following termination.

(4)
Represents a lump sum cash payment (a) for Mr. Barnard, equal to 2.0 times the sum of his base salary plus target annual bonus, and (b) for the other NEOs, except Mr. Wiesner, equal to 1.0 times the sum of the Covered Executive’s base salary plus target annual bonus under the annual cash incentive plan.

(5)
For all NEOs, other than Mr. Wiesner, includes the value of pro-rata vesting of outstanding unvested RSUs based on days served during the vesting period. For all NEOs, also includes the value of PSUs based on the actual or estimated, as applicable, number of PSUs that would have been earned based on actual performance through October 31, 2025, prorated based on days elapsed during the three-year performance period. The payout percentages based on actual performance through October 31, 2025 were: (i) based on actual performance for the 2023-2025 PSUs, resulting in a payout of 174%; and (ii) maximum performance for the 2024-2026 PSUs resulting in an estimated payout of 200%; and (iii) above target and below maximum performance for the 2025-2027 PSUs resulting in an estimated payout of 166%. In addition, stock options would be exercisable for 12 months following termination
(6)
In the event of death or disability, represents the value of the outstanding 2024-2026 PSUs and the 2025-2027 PSUs based on the number of PSUs earned at target level performance, pro-rated based on the number of full months elapsed during the performance period. In the event of death or disability unvested RSUs are forfeited. In addition, stock options would be exercisable for 12 months following death or disability.

(7)
Represents the severance payments to Mr. Wiesner made in connection with his departure on November 1, 2025, which includes $354,462 as part of the Peruvian regulatory incentive program for departing employees that encourage, and is payable only upon, the incorporation of a new company under Peruvian law and $20,538 representing additional severance pay.

(8)
Represents (a) group long-term disability insurance benefits of $10,000 per month, for benefit periods which are determined based on the covered executive’s age at the time of disability, and (b) premiums for 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan.

Equity Compensation Plan Information

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	3,187,861(1)	$13.45(2)	7,739,257(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)
Comprised of shares to be issued upon: (i) exercise of 2,046,639 outstanding stock options; (ii) vesting of 570,610 unvested RSUs outstanding; (iii) distribution of 55,345 vested and deferred RSUs; and (iv) payout of 515,267 PSUs for the 2023-2025 PSU program, 2024-2026 PSU program, and 2025-2027 PSU program, at target, which is the probable outcome on the grant date.

(2)	The weighted-average exercise price was based on 2,046,639 stock options outstanding.
(3)
Assumes achievement at target, which is the probable outcome on the grant date, related to 515,267 outstanding PSUs. Assuming threshold performance, the remaining shares available for issuance would be 7,996,891. Assuming maximum performance, the remaining shares available for issuance would be 7,223,990.

OTHER COMPENSATION MATTERS
Delinquent Section 16(a) Reports
In fiscal 2025, all reports required by Section 16(a) of the Exchange Act were filed on a timely basis except for the following tardy Form 4 filings by Globalharvest Holdings Venture Ltd.:
•	Late Form 4 was filed on November 14, 2025 disclosing purchases made on November 11, 2025
•	Late Form 4 was filed on November 14, 2025 disclosing purchases made on November 10, 2025.
•	Late Form 4 was filed on December 30, 2025 disclosing purchases made on December 23, 2025 and December 24, 2025
•	Late Form 4 was filed on January 5, 2026 disclosing purchases made on December 30, 2025
•	Late Form 4 was filed on January 20, 2026 disclosing purchases made on January 9, 2026 and January 15, 2026
•	Late Form 4 was filed on January 21, 2026 disclosing purchases made on January 16, 2026
The Company does not manage or control the filings made by Globalharvest Holdings Venture Ltd.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.
Respectfully submitted by THE COMPENSATION COMMITTEE,
Linda B. Segre, Chair
Douglas M. Stone
Tony Bashir Sarsam
CEO Pay Ratio
We are required by Item 402(u) of Regulation S-K, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our fiscal year 2025 CEO’s annual total compensation to the median of the annual total compensation of all of our employees.
The SEC’s rules for calculating this ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio we disclose below. We believe our fiscal year 2025 pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and in accordance with the methodology described below.
Identification of Median Employee
Measurement Date and Population
In determining the median employee, we used our active employee population on August 1, 2025 (“measurement date”). The measurement date was chosen because it was the closest date, per applicable SEC rules, to our typical peak-Peruvian harvest time when we employ a higher number of seasonal workers. We believe our global population is most inclusive during this harvest time. Our global, full time, part-time, temporary and seasonal employees employed as of August 1, 2025 considered for identifying the median employee was 9,320, of which 7,398 were in Peru, 720 were in Mexico, 594 were in the U.S., 476 were in Guatemala, 118 were in the U.K., and 14 were in the Netherlands.
Annual Compensation Measure
To identify the median employee, we considered total compensation earned within the 2025 fiscal year, which included all wages/salary, bonuses, retirement matching contributions, and other benefits, but excluding equity-based compensation. We believe this measure applies broadly to our workforce as the principal forms of compensation, and that it is appropriate to exclude equity-based compensation as only a small portion of our workforce is eligible for such compensation. Notwithstanding the omission of equity-based compensation for our median employee, this methodology is consistent with the methodology used for the Summary Compensation Table in the Executive Compensation section of this proxy statement. Compensation was measured for the twelve months ended October 31, 2025. No annualizing adjustments were made and no cost-of-living adjustments were made. Of the population considered, the employee identified as the median employee was a field maintenance worker in Peru.
2025 CEO Pay Ratio
Mr. Barnard had total annual compensation, including equity-based compensation, as reported in the Summary Compensation Table, of $3,050,746 in fiscal 2025. Our median employee had total compensation of $5,759 in fiscal 2025. As a result, we estimate that the ratio of our CEO’s compensation to that of our median employee was approximately 530 to 1.

Total Annual Compensation – Median Employee	Total Annual Compensation – CEO	2025 CEO Pay Ratio
$5,759	$3,050,746	530:1

Pay for Performance
The following table sets forth information concerning the compensation of our NEOs, including our Principal Executive Officer (“PEO”), for each of the fiscal years ended October 31, 2025, 2024, 2023, 2022, and 2021, and our financial performance for each such fiscal year:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(3)	Total Shareholder Return ($)(2)	Peer Group Total Shareholder Return ($)(2)	Net Income (Loss) ($millions)	Adjusted EBITDA ($millions)(4)
2025	3,050,746	4,085,031	1,549,036	1,875,866	87.3	115.7	40.5	110.8
2024	3,500,819	4,722,779	1,560,735	1,970,817	89.5	130.0	41.8	107.8
2023	2,575,284	(477,343)	1,160,340	677,349	71.3	116.8	(3.1)	48.4
2022	2,670,018	1,450,041	813,970	727,769	126.2	135.9	(34.9)	47.6
2021	1,266,091	5,043,593	537,456	701,194	144.0	122.2	44.9	85.3

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	Stephen J. Barnard	Bryan E. Giles, John M. Pawlowski, Juan A. Wiesner, Joanne C. Wu
2024	Stephen J. Barnard	Bryan E. Giles, John M. Pawlowski, Juan A. Wiesner, Joanne C. Wu
2023	Stephen J. Barnard	Bryan E. Giles, Juan A. Wiesner, Joanne C. Wu, Timothy A. Bulow
2022	Stephen J. Barnard	Bryan E. Giles, Juan A. Wiesner, Joanne C. Wu, Timothy A. Bulow
2021	Stephen J. Barnard	Bryan E. Giles, Juan A. Wiesner, Joanne C. Wu, Michael A. Browne

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2025		2024		2023		2022		2021
Adjustments	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Summary Compensation Table Total	3,050,746	1,549,036	3,500,819	1,560,735	2,575,284	1,160,340	2,670,018	813,970	1,266,091	537,456
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(1,157,891)	(574,124)	(1,238,312)	(609,665)	(1,717,803)	(468,097)	(1,821,201)	(307,324)	—	(41,089)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	1,349,044	668,906	1,903,070	877,863	1,143,910	246,459	1,735,515	292,865	—	36,309

	2025		2024		2023		2022		2021
Adjustments	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	12,809	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	230,124	108,188	572,164	118,663	(1,699,038)	(195,368)	(581,060)	(35,821)	2,625,582	157,052
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	613,008	123,860	(14,962)	23,221	(779,696)	(78,794)	(553,231)	(35,921)	1,151,920	48,475
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—	—	—	—	—	—	(37,009)
TOTAL ADJUSTMENTS	1,034,285	326,830	1,221,960	410,082	(3,052,627)	(482,991)	(1,219,977)	(86,201)	3,777,502	163,738
COMPENSATION ACTUALLY PAID	4,085,031	1,875,866	4,722,779	1,970,817	(477,343)	677,349	1,450,041	727,769	5,043,593	701,194

(2)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Nasdaq U.S. Smart Food & Beverage Total Return Index.
(3)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for RSUs, the closing price per share on the applicable year-ends ($11.52 for October 31, 2025, $11.80 for October 31, 2024, $9.41 for October 31, 2023, $16.64 for October 31, 2022 and $18.99 for October 31, 2021) or, in the case of vesting dates, the closing price per share on the applicable vesting dates; (ii) for the PSUs, the fair value was calculated by multiplying the probability of achievement of the applicable performance objective as of the applicable dates by the closing price per share for the respective dates; the achievement or probability of achievement for PSUs granted on January 3, 2022 was zero as of both October 31, 2024 and 2023, and 70% as of October 31, 2022, and for PSUs granted on January 6, 2023, the achievement or probability of achievement was 174%, 102% and 60% as of October 31, 2025, 2024 and 2023, respectively, and for PSUs granted on January 5, 2024, the probability of achievement was 200% and 161% as of October 31, 2025 and 2024, respectively, and for PSUs granted January 6, 2025, the probability of achievement was 167% as of October 31, 2025; (iii) for stock options, a Black Scholes value as of the applicable year-end or vesting dates. Awards were fully vested as of October 31, 2024. A summary of Black Scholes assumptions used for the applicable year-end or vesting dates as compared to those used at grant date is set forth below:

Assumption	Value range used for reporting dates and applicable vesting dates	Value range used in grant date fair value
Volatility	34.8%-38.8%	25%-30%
Risk-free interest rate	1.12%-4.89%	0.38%-1.7%
Expected term	2.5-6.17 years	6.25-7.2 years
Dividend yield	—	—
Forfeiture rate	—	—

For additional information on the assumptions used to calculate the valuation of the awards on the grant date, please refer to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2025 and prior fiscal years.
(4)
In fiscal 2021, 2022 and 2023, the Company Selected Measure was adjusted operating income as that was the financial performance measure used under our annual cash incentive plan for those years. For fiscal 2024 and onwards, the Compensation Committee established Adjusted EBITDA as the financial performance under the 2024 annual cash incentive plan. Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, advisory costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as impairments, and any portion of these items attributable to the noncontrolling interest. A reconciliation of Adjusted EBITDA to net income is set forth below:

	Fiscal Years Ended October 31,
(In millions)	2025	2024	2023	2022	2021
Net income (loss)	$40.5	$41.8	$(3.1)	$(34.9)	$44.9
Interest expense	9.4	12.6	11.6	5.5	3.7
Provision for income taxes	21.4	18.6	2.2	3.7	21.1
Depreciation and amortization	34.6	37.7	32.8	24.8	20.4
Equity method income	(5.4)	(3.7)	(4.0)	(5.1)	(7.5)
Stock-based compensation	8.8	7.1	4.5	3.6	2.6
Severance	—	1.3	1.3	—	—
Legal settlement	—	0.2	—	—	0.8
Asset impairment and disposals, net of insurance recoveries	3.9	3.9	1.3	0.4	(0.2)
Farming costs for nonproductive orchards	1.8	1.7	1.8	1.5	0.8
ERP costs	2.2	2.2	2.2	4.6	—
Goodwill impairment	—	—	—	49.5	—
Remeasurement gain on business combination with Moruga	—	—	—	(2.0)	—
Advisory costs	1.2	—	0.3	0.6	—
Amortization of inventory adjustment recognized from business combination	—	—	0.7	0.4	—
Canada site closures	0.2	—	—	—	—
Tariffs(1)	1.1	—	—	—	—
Other (income) expense, net	(0.7)	(3.6)	0.2	(4.4)	(1.3)
Noncontrolling interest	(8.2)	(12.0)	(3.4)	(0.6)	—
Adjusted EBITDA	$110.8	$107.8	$48.4	$47.6	$85.3

(1)	Short-lived temporary tariffs imposed on Mexican imports for three days during the fiscal year.
Narrative Disclosure to Pay Versus Performance Table
The Company’s initial public offering (“IPO”) occurred in October 2020. Prior to our IPO, the Company did not routinely grant equity awards as part of its executive compensation packages. In 2019, the Board of Directors granted 1.7 million stock options to the PEO in connection with the anticipated IPO. In 2020, following the completion of the IPO, the Board of Directors approved a one-time stock option grant to certain employees, including three of our non-PEO NEOs at that time. In 2021, no equity awards were granted as the Company had not yet implemented its long-term equity incentive compensation program for executives. In 2022, the Compensation Committee approved the inaugural long-term incentive program comprised of a mix of RSUs and PSUs.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid (“CAP”) to our PEO and the average of the compensation actually paid to our remaining PEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net (loss) income, in each case, for the fiscal years ended October 31, 2021, 2022, 2023, 2024 and 2025 and (iv) our Adjusted EBITDA for the fiscal years ended October 31, 2021, 2022, 2023, 2024 and 2025. TSR amounts reported in the graph assume an initial fixed investment of $100 on October 30, 2020 and that all dividends, if any, were reinvested.
CAP versus TSR

CAP versus Net Income (Loss)

CAP versus Adjusted EBITDA

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended October 31, 2025:
•	Adjusted EBITDA
•	Adjusted net income per share; and
•	Adjusted operating income
For additional details regarding our most important financial performance measures, see Overview of 2025 Compensation Program for NEOs, Fiscal 2025 Compensation Decisions, and 2026 Compensation Design.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of more than 5% of the outstanding shares of any class of the Company’s voting securities, which information is derived solely from certain SEC filings available as of February 10, 2026, as noted below. The percentages of Common Stock ownership have been calculated based upon 70,845,891 shares of Common Stock outstanding as of February 10, 2026.

	Mission Produce, Inc. Common Stock
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percent of Total
Globalharvest Holdings Venture Ltd.	9,770,608(1)	13.79%

(1)
Based solely on the Schedule 13D/A filed with the SEC on January 26, 2026 by Globalharvest Holdings Venture Ltd., and listing Jose Bouzas as a reporting person, reporting beneficial ownership as of January 21, 2026. Globalharvest Holdings Venture Ltd. reports sole power to vote or direct the vote with respect to all shares and sole power to dispose or direct the disposition of all shares.

The address reported in the Schedule 13D is BICSA Financial Center, Piso 39, Panama City, Panama 0801. The address of Globalharvest Holdings Venture LTD reported in the Form 4s is Oleander Building, Suites OL-7 and OL-9, 13A J.R. O’Neal Drive, Port Purcell, Tortola, Virgin Islands, British VG 1110.
Security Ownership of Management
The following table sets forth information regarding the beneficial ownership of our common stock as of February 10, 2026 by each of our directors and nominees, each of our NEOs, and all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table includes the number of shares underlying options that are currently exercisable or are exercisable within, and the number of shares of RSUs that vest within, 60 days from February 10, 2026. The table does not include RSUs held by certain directors that are vested but as to which the receipt of the shares of common stock are deferred in accordance with participant elections under our Deferred Compensation Plan. The number of shares of common stock outstanding as of February 10, 2026 was 70,845,891. The addresses for our members of management who are 5% beneficial owners are care of the Company’s principal place of business at 2710 Camino Del Sol, Oxnard, CA 93030.

	Mission Produce, Inc. Common Stock
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percentage of Total
Stephen J. Barnard	5,504,961(1)	7.77%
Stephen A. Beebe	156,461(2)
Laura Flanagan	7,247(3)
Luis A. Gonzalez	8,203,823(4)	11.58%
Bonnie C. Lind	55,335(5)
Jay A. Pack	1,623,594(6)	2.29%
Tony Bashir Sarsam	25,030(7)
Michael B. Sims	9,968(8)
Linda B. Segre	56,981(9)
Douglas M. Stone	3,397(10)
Bruce C. Taylor	5,917,458(11)	8.35%
John M. Pawlowski	30,691(12)
Bryan E. Giles	208,886(13)
Joanne C. Wu	49,641
All executive officers and directors as a group (14 persons)	21,853,473(14)	30.85%

*	Less than 1%.
(1)
Amounts include: (i) 185,541 shares held directly; (ii) 50,062 shares held indirectly by Barnard Properties, LLC; (iii) 1,784,794 shares held indirectly by the Shelly R. Barnard GT Trust; (iv) 1,784,794 shares held indirectly by the

Stephen J. Barnard GT Trust; and (v) 1,699,770 shares subject to options that are vested. Mr. Barnard has shared power with his spouse to vote and dispose of the shares referenced in (ii) – (iv) above and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. 125,000 shares held by each of the Stephen J. Barnard GT Trust and the Shelly R. Barnard GT Trust have been pledged.
(2)
Includes (i) 25,226 shares held directly; (ii) 63,699 shares held indirectly by the Debra Beebe Bypass Trust; and (iii) 67,536 shares held indirectly by the Stephen and Debra Beebe Family Trust. Does not include 16,849 RSUs that are scheduled to vest within 60 days of February 10, 2026 but that are deferred under the Company’s Deferred Compensation Plan. Also does not include 17,282 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan. Mr. Beebe has resigned his position as a director effective as of the close of the Annual Meeting.

(3)	Includes 7,247 RSUs scheduled to vest within 60 days of February 10, 2026.
(4)
Represents: (i) 29,880 shares held directly; (ii) 10,902 RSUs scheduled to vest within 60 days of February 10, 2026; (ii) 7,175,319 shares held indirectly by Beldar Enterprises, of which 3,500,000 shares are pledged; (iii) 310,000 shares held by Corp SA 1; (iv) 256,722 shares held by Corp SA 2; (v) 310,000 shares held by Corp SA 3; and (vi) 111,000 shares held by Corp SA 4. Corp SA 1, Corp SA 2, Corp SA 3, and Corp SA 4 are abbreviations for four affiliates corporations that are organized under the laws of Panama. Mr. Gonzalez and Ms. Vallejos Hinojosa share power to vote and dispose the shares held by Beldar Enterprises. Ms. Vallejos Hinojosa has full pecuniary interest in the shares held by Beldar Enterprises. Mr. Gonzalez does not have any direct pecuniary interest in the shares held by Beldar Enterprises and disclaims beneficial interest in such shares. Mr. Gonzalez and Ms. Hinojosa indirectly share power to vote and dispose of the shares held by each of Corp SA 1, Corp SA 2, Corp SA 3, and Corp SA 4 and have shared pecuniary interest in these shares during their lifetime. 3,500,000 shares held by Beldar Enterprises have been pledged.

(5)
Includes 44,433 shares held directly and 10,902 RSUs scheduled to vest within 60 days of February 10, 2026. Does not include 12,146 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan. Ms. Lind is not standing for re-election to the Board at the Annual Meeting.

(6)
Includes (i) 362,162 shares held directly; (ii) 1,015,160 shares held indirectly by PFP Investments, Ltd. over which Mr. Pack shares power to vote and dispose of shares with his spouse; (iii) 123,136 shares held indirectly by the JP 2018 GRAT; and (iv) 123,136 shares held indirectly by the RP 2018 GRAT. Does not include 10,902 RSUs scheduled to vest within 60 days of February 10, 2026 but that are deferred under the Company’s Deferred Compensation Plan and 22,661 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan.

(7)	Includes 14,128 shares directly held and 10,902 RSUs which are scheduled to vest within 60 days of February 10, 2026.
(8)	Includes 9,968 RSUs scheduled to vest within 60 days of February 10, 2026.
(9)	Includes 46,079 shares directly held and 10,902 RSUs scheduled to vest within 60 days of February 10, 2026.
(10)	Includes 3,397 RSUs scheduled to vest within 60 days of February 10, 2026.
(11)
Includes: (i) 726,363 shares held directly; (ii) 10,902 RSUs scheduled to vest within 60 days of February 10, 2026; and (iii) 5,180,193 shares held indirectly by Taylor Family Investments LLC. Mr. Taylor has sole voting and dispositive power of all shares but disclaims beneficial ownership of the shares held by Taylor Family Investments LLC, except to the extent of any pecuniary interest therein.

(12)	Includes 16,372 shares held directly and 14,319 RSUs scheduled to vest within 60 days of February 10, 2026.
(13)	Includes 103,163 shares held directly and 105,723 shares subject to options that are vested.
(14)
Includes an aggregate of 89,441 RSUs scheduled to vest within 60 days of February 10, 2026 (exclusive of any RSUs scheduled to vest within 60 days but deferred under the Company’s Deferred Compensation Plan) and an aggregate of 1,805,493 options that are vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related Party Transactions
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests. Our board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the Nasdaq. Our related person transaction policy requires that the Audit Committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). The policy permits compensation to an executive officer or director if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below that were entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Related Party Transactions
Stockholder Agreement
We are party to an Amended and Restated Stockholder Agreement (the “Stockholder Agreement”), with our pre-IPO stockholders, including holders of more than 5% of our common stock and certain of our directors and officers (or, in some cases, entities affiliated therewith). The Stockholder Agreement provides that beginning six months following the pricing of our IPO, the holders of at least a majority of registrable securities outstanding prior to the IPO can request in writing that we register the offer and sale of all or a portion of their shares on a maximum of one effective registration statement, provided that the anticipated aggregate price to the public is at least $50.0 million. In addition, if in the future we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in one such registration, subject to certain marketing and other limitations. As a result, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, convertible debt securities, or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include.
Relationships with Directors and Management
We sell avocados to AvoPacific Oils, LLC, an entity that produces and sells avocado oil, and whose ownership consists partially of Stephen J. Barnard (our Chief Executive Officer) and two of his sons (one of whom is currently employed by the Company). Avocados are sold at market prices available to other customers. The total dollar value of the transaction for fiscal 2025 was: $1.0 million.
Stephen J. Barnard, or companies owned by Mr. Barnard, market California avocados through us as the distributor and seller of such avocados pursuant to arrangements substantially similar to the marketing arrangements that we enter into with other growers. In accordance with the marketing arrangements, we purchase the avocados and distribute and sell them through our distribution channels. The total dollar value of these transactions for fiscal 2025 was: $1.3 million.
We sell mangos to Taylor Farms, or an affiliated entity, a company owned and managed by Bruce C. Taylor (a director), from time to time on substantially similar terms to transactions of a similar kind with other customers. The total dollar value of these transactions for fiscal 2025 was: $1.3 million.
We sell avocados to SpartanNash, or an affiliated entity, from time to time on substantially similar terms to transactions of a similar kind with other customers. The total dollar value of these transactions for fiscal 2025 was: $0.2 million. Tony Bashir Sarsam, a director, served as the President and Chief Executive Officer and a member of the board of directors of SpartanNash from 2020 until September 2025 when C&S Wholesale Grocers completed its acquisition of SpartanNash. Subsequently, he served as an advisor through the end of 2025.
In November 2022, a partially owned subsidiary of the Company entered into a long-term 25-year lease with AgroLatam, a company owned by Luis A. Gonzalez (a director). Undiscounted lease payments associated with the lease agreement are approximately $60 million over the term of the lease. The lease is for approximately 1,500 acres of land in the Olmos region of Peru, upon which the Company expanded its blueberries farming operation together with the other partners as part of a new capital project approved by the subsidiary’s shareholders in May 2022. The rental rate in the lease was comparable to market rates and reflective of an arms-length transaction. $2.0 million was paid to AgroLatam in connection with this lease in fiscal 2025. In April 2023, the Company also purchased approximately 20 hectares of land from AgroLatam for $0.2 million for the construction and implementation of a pre-cooling facility.
Keith Barnard, our Chief Executive Officer’s son, is employed by the Company. Total fiscal 2025 cash compensation for Keith Barnard, Senior Vice President, Sourcing, was $521,215 comprised of $332,484 base salary, $176,767 annual cash incentive payout, $2,398, and $9,566 related to compensation and bonus paid for his farming duties. In addition, Keith Barnard received an equity award grant of $96,871 under our 2025 long-term equity incentive program, with 50% allocated towards RSUs and 50% allocated towards PSUs. The terms of these equity award grants are consistent with those discussed above for NEOs. See “Executive Compensation” section of this proxy statement for more information. In addition to the above, Keith Barnard also received standard perquisites provided by the Company for employees at his level (a monthly car allowance and Company-paid health insurance premiums), with incremental cost to the Company for fiscal 2025 of $47,377. He is also eligible to participate in the Company’s standard benefits plans.
Simon Gonzalez, the son of our director, Luis Gonzalez, is employed by the Company in our Peruvian operations as the Senior Vice President, International Farming. Total fiscal 2025 cash compensation for Simon Gonzalez was $369,650 comprised of $296,042 base salary, $64,385 for an annual cash bonus, and $9,223 for legally required profit sharing paid in fiscal 2025 calculated based on prior year profits. In addition, the Company also pays for health insurance premiums for Mr. Gonzalez totaling $12,152 and a car allowance totaling $16,025. He is also eligible to participate in the Company’s standard benefits plans for Peruvian employees.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and Section 16 executive officers. These agreements, among other things, require us to indemnify each director and Section 16 executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or Section 16 executive officer.

ITEM 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The advisory vote on the compensation of our NEOs, or say-on-pay, gives our stockholders the opportunity to express their views on our NEOs’ compensation. As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to align the interests of our NEOs with the interests of our stockholders. Our executive compensation programs are based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term stockholder value. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating stockholder value. This balance is evidenced by the following:
•	A competitive, market-driven base salary;
•	An annual cash incentive award that is exclusively for our CEO, and primarily for our other NEOs, focused on our financial performance against Adjusted EBITDA goals;
•	Equity awards, consisting of a 50/50 mix of three-year, performance-based share units earned based on Cumulative Adjusted Net Income Per Share and time-vested restricted stock units; and
•	Robust stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking for short-term gains.
We believe that our existing compensation programs have been effective at motivating our NEOs to achieve superior performance and successes for us, aligning compensation with performance measures and stockholder interests and enabling us to attract, retain and motivate talented executive officers. Accordingly, we are asking that our stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement for the 2026 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”
This advisory vote on executive compensation is not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

The Board of Directors recommends a vote “FOR” the advisory vote on the compensation of our NEOs.

ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm and is directly responsible for the appointment, compensation, and general oversight of the work of the independent auditors. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent auditors for the fiscal year ending October 31, 2026. Deloitte has served as the Company’s independent registered public accounting firm since 2019. A representative of Deloitte is expected to be present at the 2026 Annual Meeting and will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.
If stockholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte and will, in its sole discretion, either continue to retain Deloitte or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2026.

OTHER AUDIT MATTERS
Fees Billed by Deloitte for 2025 and 2024
The following table summarizes the fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for the fiscal year ended October 31, 2025 and 2024, and for audit and non-audit services provided by Deloitte during those same periods:

Type	2025 Fees ($)	2024 Fees ($)
Audit	2,797,270	2,647,100
Audit-Related	—	—
Tax	167,786	175,926
Other	1,895	1,895
Total	2,966,951	2,824,921

Audit Fees
The fees identified under this caption were for professional services rendered in connection with the audit of our financial statements and for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the year identified.
Tax Fees
The fees identified under this caption were for professional services for domestic and foreign tax compliance, tax advice and tax planning.
All Other Fees
The fees identified under this caption were for all other non-audit services, including permissible research subscription services.

Audit Committee Pre-Approval Policies
Except for requests for preapproval made between Audit Committee meetings, the Company’s Audit Committee approves in advance all services provided by our independent registered public accounting firm. The chair of our Audit Committee approves in advance all services requested between Audit Committee meetings. All such interim approvals are reported to and approved by the full Audit Committee at the next meeting. All engagements of our independent registered public accounting firm in fiscal year 2025 were pre-approved in accordance with this policy.
Audit Committee Report
The Audit Committee has:
•
reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2025 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte;

•	discussed with Deloitte, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed the independence of Deloitte with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2025 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Respectfully submitted by THE AUDIT COMMITTEE,
Bonnie C. Lind, Chair
Laura Flanagan
Michael B. Sims
Jay A. Pack

GENERAL INFORMATION
Availability of Proxy Statement and Annual Report
We intend to make this proxy statement available on the Internet and to mail the Notice of Internet Availability (“Notice”), or the proxy statement and proxy card, as applicable, on or about February 24, 2026 to all stockholders entitled to notice of and to vote at the Annual Meeting. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis.
Important Notice Regarding Availability of Proxy Materials for the 2026 Annual Meeting to be held on April 9, 2026. This Proxy Statement and our 2025 Annual Report are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.
Our Annual Report on Form 10-K constitutes our Annual Report to Stockholders and is being made available to all stockholders entitled to receive notice of and to vote at the 2026 Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.
Virtual Annual Meeting
We have decided to hold the 2026 Annual Meeting virtually again this year because it (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting. You will not be able to attend the 2026 Annual Meeting in person.
Stockholders of record at the close of business on February 10, 2026 will be able via the Internet to attend the annual meeting, vote, submit questions, and examine our stockholder list during the 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/avo2026 on Thursday, April 9, 2026, at 1:30 p.m. Pacific Time. You should ensure that you have a strong Internet connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. You will need to have your control number included on your Notice, voting instruction card or proxy card, as applicable, to join the 2026 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Even if you intend to plan to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.
Voting
If you are a record holder of the shares of our common stock (you hold your shares in your own name), you may vote online at the virtual 2026 Annual Meeting or by proxy. There are three ways to vote by proxy: (1) on the Internet by following the instructions on your Notice or proxy card, (2) by telephone by calling 1-800-690-6903 and following the instructions or (3) by mail on the official proxy card provided to you by the Company. If applicable, mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You will need your control number from your Notice or proxy card to vote at the 2026 Annual Meeting, over the internet or by phone.
If your shares are held in the name of a bank, broker or another holder of record, you will receive voting instruction card from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet and telephone voting will also be offered to stockholders owning shares through certain banks and brokers. If you were a beneficial owner as of the record date, and you wish to vote electronically at the 2026 Annual Meeting, you must have your control number found on your voting instruction card.
The internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on April 8, 2026.
We have a confidential voting policy, such that no proxy, ballot, or voting tabulation which identifies the particular vote of a stockholder on any matter submitted for a vote of stockholders at any meeting of stockholders will be disclosed to the directors or officers of the Company except: (1) as necessary to meet applicable legal requirements; (2) to permit inspectors of election to certify the results of the vote; or (3) in a contested proxy solicitation.

If you are a holder of record, you may revoke your proxy at any time before it is exercised at the 2026 Annual Meeting by (1) giving our Corporate Secretary written notice of revocation, (2) delivering to us a signed proxy card with a later date, or (3) granting a subsequent proxy through the Internet or telephone. Written notices of revocation should be addressed to Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, Attention: Secretary. If you hold your shares in the name of a broker, bank, or other holder of record, you may change your voting instructions by following the instructions of your broker, bank, or other nominee.
Record Date
Our Board of Directors has fixed February 10, 2026, as the record date for determining the stockholders who are entitled to notice of, and to vote at, our 2026 Annual Meeting. Only common stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our 2026 Annual Meeting. As of the record date, there were 70,845,891 shares of our common stock outstanding.
For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the Company’s principal executive offices upon appointment. Please contact the Company’s Secretary at Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, to set up an appointment.
Quorum
A majority of the shares of common stock issued and outstanding and entitled to vote must be present at our 2026 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which holders are present at our 2026 Annual Meeting but not voting and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our 2026 Annual Meeting for the purpose of determining whether or not a quorum exists. “Broker non-votes” will also be counted as present for the purpose of determining whether a quorum exists. Broker non-votes are shares of common stock held by brokers or nominees as the record holder and over which the broker or nominee lacks discretionary power to vote on one or more matters and for which the broker or nominee has not received specific voting instructions from the beneficial owner on those matters.
Votes will be tabulated by the inspector of election appointed for the 2026 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.
Voting Procedures
All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of our three Class III nominees, FOR the approval, on an advisory basis, of the compensation of our NEOs (Say on Pay), and FOR the ratification of the appointment of our independent registered public accounting firm. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors. Our Board of Directors is unaware of any matters other than those described in this Proxy Statement that may be presented for action at our 2026 Annual Meeting. If other matters do properly come before our 2026 Annual Meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.
If you are a beneficial owner and hold your shares in the name of a bank, broker or another holder of record and do not return the voting instruction card, the broker or another nominee may vote your shares on each matter at the 2026 Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, which include the ratification of the selection of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other proposals presented at the 2026 Annual Meeting (i.e., election of directors and Say on Pay). Broker non-votes result from not giving voting instructions to your broker on these proposals for which they do not have discretionary authority to vote without your instruction.
To be elected, a director nominee must receive a plurality of the votes cast. You can vote “FOR” or withhold your vote as to each nominee. The three nominees receiving the highest number of “FOR” votes cast will be elected. Your broker, bank or other nominee does not have discretionary authority to vote your shares for the election of directors without your voting instruction, resulting in broker non-votes. Broker non-votes will have no effect on the election of directors since they are not counted as votes cast.

Regarding the Say on Pay advisory vote, the affirmative vote of the holders of a majority of the voting power of the votes cast is required for approval of this proposal. Your broker, bank or nominee does not have discretionary authority to vote your shares on the Say on Pay proposal without your voting instructions, resulting in broker non-votes. Broker non-votes and abstentions will have no effect on this proposal since they are not counted as votes cast.
The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the votes cast on this proposal. Abstentions will have no effect on this proposal since abstentions are not counted as votes cast. Brokers, banks, and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm and, as such, we do not expect any votes on this proposal to be considered broker non-votes.
Proxy Solicitation
Your enclosed proxy is being solicited on behalf of the Board of Directors. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.
The Company will bear all costs of soliciting proxies, which may include costs of forwarding the solicitation materials to beneficial owners of our stock. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members who will not receive additional compensation for these services.
Year End Reporting Convention
We report our results of operations based on our fiscal year ended on October 31.
Stockholders Sharing the Same Address
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the previous instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
2027 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address first set forth on the first page of this Proxy Statement no later than October 27, 2026 Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, the Company’s Bylaws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice not later January 9, 2027, and no earlier than December 10, 2026, for matters to be presented at the

2027 Annual Meeting of Stockholders. However, in the event that the date of the 2026 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the one year anniversary of the preceding year’s annual meeting, for notice by the stockholder to be timely, it must be received not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 8, 2027, and must also comply with all other requirements of Rule 14a-19 under the Exchange Act.
We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2026 Annual Meeting.
Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Compensation Committee and Audit Committee, included above, are not specifically incorporated by reference into any other filings that we make with the SEC. This Proxy Statement is sent to you as part of the proxy materials for the 2026 Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.
Forward-Looking Statements
Statements in this proxy statement that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this proxy statement address a variety of subjects, including statements about our short-term and long-term assumptions, goals, and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: reliance on primarily one main product; limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this proxy statement are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Other Matters
Our Board of Directors knows of no other matters that will be presented for consideration at the 2026 Annual Meeting. If any other matters are properly brought before the 2026 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote promptly by either electronically submitting a proxy or voting instruction card over the Internet, by telephone, or by delivering to us or your broker a signed and dated proxy card.
By order of the Board of Directors,

Joanne Wu
General Counsel and Secretary
Oxnard, California
February 24, 2026

EXHIBIT A
Cumulative Adjusted Net Income Per Share Reconciliation

	Years Ended October 31,
(In millions, except for per share amounts)	2025	2024	2023
Net income (loss) attributable to Mission Produce	$37.7	$36.7	$(2.8)
Stock-based compensation	8.8	7.1	4.5
Unrealized loss on derivative financial instruments	—	0.6	2.3
Foreign currency transaction loss (gain)	1.0	(1.6)	1.8
Losses on asset impairment and disposals	3.9	3.9	1.3
Farming costs for nonproductive orchards	3.5	4.2	3.8
Recognition of deferred ERP costs	2.2	2.2	2.2
Canada site closures	1.1	—	—
Advisory costs	1.2	—	0.3
Tariffs	1.1	—	—
Depreciation-blueberries	—	4.1	—
Severance	—	1.3	1.3
Legal settlement	—	0.2	—
Amortization of intangible asset recognized from business combination	—	0.5	1.5
Amortization of inventory adjustment recognized from business combination	—	—	0.7
Tax effects of adjustments to net income attributable to Mission Produce	(5.2)	(4.2)	(4.1)
Discrete tax charges for change in Peruvian tax rates and other	1.5	—	1.8
Noncontrolling interest	(0.6)	(2.2)	(1.3)
Mission Produce adjusted net income	$56.2	$52.8	$13.3
Mission Produce adjusted net income per diluted share	$0.79	$0.74	$0.19

Exhibit B
Adjusted EBITDA Reconciliation

(In millions)	FY 2025
Net income	$40.54
Interest expense	9.39
Provision for income taxes	21.38
Depreciation and amortization	34.58
Equity method income	(5.41)
Stock-based compensation	8.80
Losses on asset impairment, disposals and sales, net of insurance recoveries	3.91
Farming costs for nonproductive orchards	1.80
Recognition of deferred ERP costs	2.22
Advisory costs	1.16
Canada site closures	0.19
Tariffs	1.06
Other income, net	(0.69)
Adjusted EBITDA before adjustment for noncontrolling interest	$118.93
Noncontrolling interest	(8.17)
Total adjusted EBITDA	$110.76

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
51 MERCEDES WAY
EDGEWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 8, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AVO2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85281-P40769 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MISSION PRODUCE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

To elect (01) Stephen J. Barnard, (02) Linda B. Segre, and (03) Laura Flanagan to serve as Class III directors until the Company's 2029 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

Nominees:

01) Stephen J. Barnard
02) Linda B. Segre
03) Laura Flanagan

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS To approve the compensation of our named executive officers.	☐	☐	☐
3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2026.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V85282-P40769

MISSION PRODUCE, INC.

ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

April 9, 2026

The undersigned stockholder of Mission Produce, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Stephen J. Barnard and Joanne C. Wu, as proxies with full power of substitution (the "Proxy Holders"), and hereby authorizes them to represent to vote, as designated below, all shares of common stock of the Company (the "Common Stock") registered in the name of the undersigned at the 2026 Annual Meeting of Stockholders of the Company to be held at 1:30 p.m., Pacific Time, on Thursday, April 9, 2026 virtually by means of the internet at www.virtualshareholdermeeting.com/AVO2026 and at any adjournments, postponements or other delays thereof and at any special meeting that may be called in lieu thereof (the "Annual Meeting").

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THE SHARES OF COMMON STOCK WILL BE VOTED WITH RESPECT TO PROPOSAL 1 ON THE REVERSE SIDE: (I) FOR STEPHEN J. BARNARD FOR DIRECTOR, (II) FOR LINDA B. SEGRE FOR DIRECTOR, (III) FOR LAURA FLANAGAN FOR DIRECTOR, AND (IV) IN THE PROXY HOLDERS' DISCRETION AS TO ANY OTHER PERSON NOMINATED FOR DIRECTOR AT THE ANNUAL MEETING OR AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING; WITH RESPECT TO PROPOSAL 2 AND PROPOSAL 3 ON THE REVERSE SIDE, FOR.

IF ANY NOMINEE NAMED IN PROPOSAL 1 DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PROXY HOLDERS SHALL HAVE THE AUTHORITY TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED AT THE ANNUAL MEETING AS A SUBSTITUTE, IN SUCH PROXY HOLDERS' DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE